Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and among

BAKO PATHOLOGY LP,

as Parent,

BAKO PATHOLOGY HOLDINGS CORP.,

as Holdings,

BPA HOLDING CORP.,

as Seller,

DERMATOPATHOLOGY EXPERTS, LLC,

as the Company,

FULGENT THERAPEUTICS, LLC,

as Buyer Parent

(solely for purposes of Section 11.16 (and Article XI as it relates to Section 11.16)),

and

INFORM DIAGNOSTICS, INC.,

as Buyer

Dated as of December 20, 2025

TABLE OF CONTENTS

i

SCHEDULES

Schedule A Accounting Principles

Schedule B Certain Employees

Buyer Disclosure Schedule

Seller Disclosure Schedule

EXHIBITS

Exhibit A Form of Assignment Agreement

Exhibit B Form of Escrow Agreement

Exhibit C Form of Tripoint Purchase Agreement

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is entered into as of December 20, 2025 (the “Effective Date”), by and among Bako Pathology LP, a Delaware limited partnership (“Parent”), Bako Pathology Holdings Corp., a Delaware corporation (“Holdings”), BPA Holding Corp., a Delaware corporation (“Seller”), Dermatopathology Experts, LLC, a Massachusetts limited liability company (the “Company”), Inform Diagnostics, Inc., a Delaware corporation (“Buyer”), and, solely for purposes of Section 11.16 (and Article XI as it relates to Section 11.16), Fulgent Therapeutics, LLC, a California limited liability company (“Buyer Parent”). Each of Seller, the Company and Buyer is, individually, a “Party,” and, collectively, they are the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company (the “Company Interests”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests, on the terms and subject to conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement of Buyer to enter into this Agreement, certain employees of the Company Entities identified in Schedule B are entering into an offer letter and restrictive covenant agreement, in each case dated as of the Effective Date and to be effective upon the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, as modified by the adjustments, principles and methodologies set forth on Schedule A, and applied consistently with the adjustments, principles and methodologies used in the Financial Statements. For illustrative purposes only, Schedule A includes a calculation of the Adjusted Working Capital, the Company Closing Cash Amount and the Company Indebtedness Amount, assuming for purposes of such calculation that the Closing Date is the date of this Agreement. For further clarification, if alternative methodologies, principles and adjustments exist for calculating Cash, Indebtedness or current asset or current liability balances under GAAP, then the methodologies, principles and adjustments utilized on Schedule A shall apply and control.

“Accrued Tax Liability Amount” means an amount equal to the accrued and unpaid income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period,

determined on a jurisdiction-by-jurisdiction basis (but not less than zero ($0) for any taxing jurisdiction or taxpaying entity) determined (i) giving effect in each applicable jurisdiction to any loss carryforward, interest expense carryforward and other credits and attributes available to offset income or Taxes in such jurisdiction to the extent deductible against such income or Taxes at a more likely than not or greater level than comfort, (ii) with respect to any Straddle Period, in accordance with the principles of Section 6.06(a), (iii) without regard to any accruals or reserves established or required to be established under GAAP methodologies with respect to contingent or uncertain Tax positions and without regard to any deferred Tax liabilities, (iv) by excluding any Tax liability resulting from any breach by Buyer or any action taken by Buyer or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) after the Closing, (v) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company or applicable Subsidiary in preparing its Tax Returns before the Closing, (vi) taking into account all Tax deductions attributable to Outstanding Seller Transaction Expenses or otherwise attributable to the transactions contemplated by this Agreement to the extent deductible in a Pre-Closing Tax Period pursuant to applicable Tax Law at a more likely than not or greater level of comfort (including by applying Revenue Procedure 2011-29 to any “success-based fees” to the extent it would increase the amount deductible in a Pre-Closing Tax Period), (vii) by excluding any income Taxes with respect to any Seller Consolidated Return and (viii) for the avoidance of doubt, by taking into account all estimated Tax payments, overpayments and credits to the extent paid prior to the Closing.

“Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability, in any case by or before a Governmental Authority.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated as of immediately prior to the Closing (except as otherwise explicitly provided herein, without giving effect to the Closing) on the Closing Date in accordance with the Accounting Principles, and without duplication, equal to (a) the consolidated current assets of the Company Entities (excluding any amounts included in the calculation of the Company Closing Cash Amount), minus (b) the consolidated current liabilities of the Company Entities (excluding any amounts included in the calculation of the Company Indebtedness Amount or the Outstanding Seller Transaction Expenses). The determination of Adjusted Working Capital shall be made consistent with Section 6.06(a), and shall exclude any income Tax assets, any income Tax liabilities and Transfer Taxes. For the avoidance of doubt, in no event shall Adjusted Working Capital hereunder include any amount (i) to the extent included in “Adjusted Working Capital,” (as defined in the Bakotic Asset Purchase Agreement), (ii) to the extent included in “Seller Indebtedness Amount” (as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement, or (iii) to the extent included in “Outstanding Seller Transaction Expenses” (as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement. Any Adjusted Working Capital hereunder that would not have been Adjusted Working

Capital hereunder but for the transfer, after the date of this Agreement and at or prior to the Closing, of employees of Parent, Holdings, Seller or Bakotic Pathology Associates, L.L.C. to the Company Entities, and would have been “Adjusted Working Capital” (as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement, shall be excluded from Adjusted Working Capital hereunder and instead included in “Adjusted Working Capital” under the Bakotic Asset Purchase Agreement.

“Adjustment Amount” means an amount (which may be positive or negative), equal to:

(a) the Adjusted Working Capital minus the Working Capital Target;

(b) plus the Company Closing Cash Amount;

(c) minus the Company Indebtedness Amount; and

(d) minus the Outstanding Seller Transaction Expenses.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, other than for purposes of the definitions of “Affiliate Contract,” “Buyer Releasee” and “Non-Party Affiliates” and Section 6.04, Section 6.05, Section 8.02, Section 11.02, Section 11.11 and Section 11.12, in no event shall any of the Sponsor Persons be considered an Affiliate of Seller or any of the Company Entities.

“Affiliate Contract” means any Contract between Seller or any of its Affiliates (other than any Company Entity), on the one hand, and any Company Entity, on the other hand. For purposes of this Agreement, “Affiliate Contract” shall not include any Contract in respect of equity ownership, any Governing Document of any Company Entity or any of its Affiliates or any Contract in respect of director or officer indemnification, expense reimbursement, ordinary course compensation, employee benefits and legal representation.

“Affiliated Professional Entity” means each professional corporation, professional limited liability company, professional association or similar Person receiving from the Company or any of its Subsidiaries or Affiliates management, administrative or similar services pursuant to an Affiliated Professional Entity Agreement.

“Affiliated Professional Entity Agreements” means (i) any agreement between an Affiliated Professional Entity, on the one hand, and the Company or any of its Subsidiaries or Affiliates, on the other hand, pursuant to which, among other things, the Company or any of its Subsidiaries or Affiliates agrees to provide management, administrative and/or business services to such Affiliated Professional Entity; (ii) any security agreement or any agreement granting a lien on the assets of an Affiliated Professional Entity for the benefit of the Company or any Subsidiary or Affiliate; and (iii) any directed stock, transfer, restricted stock, succession, ownership agreement or any other agreement or series of related agreements pursuant to which the owner(s) of one hundred percent (100%) of the equity interests issued by an Affiliated Professional Entity provide for succession of ownership of such equity interests and continuity of the Affiliated Professional Entity or grant(s) to the Company or any of its Subsidiaries or Affiliates the obligation to designate, on behalf of the Affiliated Professional Entity, a purchaser or transferee of the equity interests of the Affiliated Professional Entity held by such owner(s) by or to a Person duly qualified to hold such equity interests under applicable Law.

“Agreement” has the meaning set forth in the preamble and includes all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Assets” has the meaning set forth in Section 3.12.

“Assignment Agreement” means an assignment agreement, substantially in the form attached hereto as Exhibit A.

“Audited Financial Statements” has the meaning set forth in Section 3.05(a).

“Bakotic Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the Effective Date, by and among Parent, Holdings, Seller, Bakotic Pathology Associates, L.L.C., Podceuticals L.L.C., GBRL Consulting, LLC, Buyer and, solely for purposes of Section 11.16 thereof (and Article XI thereof as it relates to Section 11.16 thereof), Fulgent Therapeutics, LLC.

“Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Base Purchase Price” means $12,500,000.00.

“Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA), whether written or unwritten, and each other written, or unwritten, benefit plan, practice or policy or arrangement, including any stock option, stock purchase, stock appreciation right or other equity or equity-related incentive, cash bonus or incentive compensation, commission, employment agreement, change in control, retention, retirement or supplemental retirement, nonqualified deferred compensation, profit-sharing, severance, termination pay, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, paid time off, fringe benefit, reimbursement, or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement in each case, sponsored, maintained, contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former Company employees, directors, independent contractors, or for which the Company has any liability either directly or through a Subsidiary or through an ERISA Affiliate, excluding any such plan required by applicable Law or sponsored, in whole or in part, by any Governmental Authority.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Arrangement” has the meaning set forth in Section 6.16.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller and the Company on the date hereof and attached hereto.

“Buyer Fundamental Representations” has the meaning set forth in Section 7.02(a).

“Buyer Releasee” has the meaning set forth in Section 8.02(a).

“Buyer Releasor” has the meaning set forth in Section 8.02(a).

“Cash” means the fair market value of all cash and cash equivalents held by the Company Entities as of immediately prior to the Closing (without giving effect to the Closing), in accordance with the Accounting Principles, but excluding (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) cash held by the Company Entities in respect of flexible spending accounts, (iii) cash held as a security deposit or pursuant to collateral bonds, (iv) amounts held in escrow, (v) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (vi) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vii) cash received with respect to unperformed work and reflected as deferred revenues on the Company’s balance sheet.

“CCP” means Consonance Capital Partners LP.

“Closing” has the meaning set forth in Section 2.03.

“Closing Adjustment Certificate” means a certificate signed by a duly authorized officer of Buyer setting forth Buyer’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.

“Closing Date” means the date the Closing occurs pursuant to Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Closing Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash of the Company Entities as of immediately prior to the Closing (without giving effect to the Closing) on the Closing Date.

“Company Entities” means the Company and each Subsidiary of the Company.

“Company Indebtedness Amount” means an amount equal to the aggregate amount of Indebtedness of the Company Entities, calculated as of immediately prior to the Closing

Date in accordance with the Accounting Principles; provided, however, that, for the avoidance of doubt, any Accrued Tax Liability Amount reflected in Indebtedness shall be determined as of the end of the Closing Date.

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Company Payment Program” has the meaning set forth in Section 3.21(d).

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of June 20, 2025, by and between Seller and Inform Diagnostics, Inc.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Contract” means any written agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.

“Contracting Party” has the meaning set forth in Section 11.11.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“Credit Agreement” means that certain Credit Agreement, dated as of January 7, 2016, by and among BPA Holding Corp., the Company, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and BMO Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“D&O Tail Insurance” has the meaning set forth in Section 6.07(b).

“Damages” means, with respect to any Person, any Action, losses, Liability, injury, deficiency, Tax, settlement, claim, damages (including consequential, incidental, punitive, and special damages), diminution in value, costs, expenses, including interest, penalties, fees, fines, reasonable legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense of such Damages (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Environmental Law” means any Law related to pollution or protection of human health, safety or the environment, natural resources or Hazardous Materials; provided, however, that the term “Environmental Law” shall not include any Law relating to worker health or safety matters to the extent not related to human exposure to hazardous or toxic materials, wastes or substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business that, at any relevant time, is or was treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means a segregated account maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement to be entered into at Closing by Seller, Buyer and the Escrow Agent in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to $300,000.00.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned (if any).

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Statement.

“Estimated Adjustment Statement” means a written statement delivered by the Company setting forth the Company’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations.

“Excess Payment” has the meaning set forth in Section 2.06(e)(i).

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938 (29 U.S.C. § 201 et seq.), as amended, and any similar state or local equivalent law, regulation, or statute governing the payment of wages to or classification of employees.

“Federal Health Care Program” means Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program as defined at 42 U.S.C. §1320a-7b(f).

“Final Adjustment Certificate” has the meaning set forth in Section 2.06(d).

“Final Settlement Date” has the meaning set forth in Section 2.06(c).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Fraud” means actual (and not constructive or imputed) and intentional common law fraud under Delaware Law by any Party in the making of the representations and warranties set forth in Article III, Article IV or Article V, as applicable, or in any certificate delivered pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or similar governing or organizational documents, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or similar governing or organizational documents and (d) with respect to any other entity, governing or organizational documents similar to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government or political subdivision thereof, court or tribunal of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority, department, board, bureau, agency or instrumentality, any self-regulated organization or other governmental regulatory authority or quasi-governmental authority, to the extent that the rules, regulations or orders of such organization or authority have the force of Law, and any third-party accrediting body, or any entity or authority thereof.

“Governmental Order” means any Law, order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent authority and jurisdiction.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous” or “toxic,” or as a “pollutant” or “contaminant,” under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, perchlorate, and polychlorinated biphenyls.

“Healthcare Laws” means any healthcare regulatory Laws applicable to the Company, including: (i) Medicare (Title XVIII of the Social Security Act); (ii) Medicaid (Title XIX of the Social Security Act) and state Medicaid Laws; (iii) Public Health Services Act (42 U.S.C. § 201 et seq.); (iv) Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks, including the Stark Law (42 U.S.C. § 1395nn); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the False Claims Act (31 U.S.C. § 3729 et seq.) and any state law false claims or insurance fraud prohibitions; the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Exclusion Laws (42 U.S.C. § 1320a-7); the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); all criminal Laws relating to healthcare fraud and abuse, including the healthcare fraud criminal provisions under HIPAA, 18 U.S.C. §§ 286, 287, and 1001; (v) the Federal Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.); (vi) the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a; (vii) the 21st Century

Cures Act (Pub. L. 114-255); (viii) the Elimination of Kickbacks in Recovery Act, 18 U.S.C. § 220, in each case of the foregoing clauses (i) through (vii), all regulations promulgated thereunder and under all comparable state or local Laws; (ix) fee-splitting and corporate practice of medicine Laws; (x) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services; and (xi) all Laws relating to the conduct of research involving human subjects or research involving specimens or data derived from humans.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 C.F.R. Part 162) and Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C).

“Indebtedness” means, with respect to any Person (without duplication), the aggregate amount of the following obligations of such Person as of the date of determination: (a) any indebtedness for borrowed money (including in respect of principal, accrued interest, penalties, fees and premiums thereof and any overdraft facilities), (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) any obligations evidenced by bonds, debentures, notes or other similar instruments, (d) any obligations for the deferred purchase price of property, goods or services, (e) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing, (f) the net settlement amount of any swap, collar, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies (which amount will reduce Indebtedness if in an asset position), (g) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities (other than trade payables) in each case solely to the extent drawn, funded or called, (h) all liabilities under capitalized leases, (i) any unpaid bonuses (and the related employer-portion of Tax) in respect of the fiscal year ending December 31, 2025 that are accrued as of the Closing Date, (j) any outstanding severance payments owed to any former employee, independent contractor or any service provider of the Company whose service is terminated prior to the Closing, (k) any unpaid obligations under the Credit Agreement, (l) any guaranty of any of the foregoing, and (m) the Accrued Tax Liability Amount; provided, however, that in no event shall Indebtedness include any amount (i) included as a current liability in Adjusted Working Capital, (ii) included in Outstanding Seller Transaction Expenses, (iii) to the extent included as a current liability in “Adjusted Working Capital” (as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement, (iv) to the extent included in “Outstanding Seller Transaction Expenses” (as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement or (v) to the extent included in “Indebtedness” or “Seller Indebtedness Amount” (each as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement.

“Independent Accounting Firm” means Grant Thornton LLP; provided that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, nationally-recognized accounting firm to serve in the capacity of the Independent Accounting Firm.

“Information Privacy and Security Laws” shall mean all Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder, including HIPAA, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state social security number protection Laws, state unfair competition and deceptive trade practices statutes, state data breach notification Laws and state health information privacy Laws.

“Information Systems” has the meaning set forth in Section 3.20(d).

“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know-how and other rights in proprietary information; and (vi) rights in computer software.

“Interim Balance Sheet” has the meaning set forth in Section 3.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05(a).

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interests in such Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Seller or the Company, the actual knowledge after reasonable inquiry and reasonable investigation of any individual set forth on Section 1.01(a) of the Seller Disclosure Schedule, and, with respect to Buyer, the actual knowledge after reasonable inquiry and reasonable investigation of any individual set forth on Section 1.01(a) of the Buyer Disclosure Schedule.

“Laws” means any and all applicable laws, statutes, constitutions, rules, regulations, judgments, decrees, ordinances, binding guidance, and rulings of any Governmental Authority and all applicable Governmental Orders.

“Leased Real Property” has the meaning set forth in Section 3.09(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether determined, determinable or otherwise, whether liquidated or unliquidated, whether due or to become due).

“Lien” means any charge, encumbrance, adverse claim, equitable ownership interest, collateral assignment, lien, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, occupation, transfer, of any real or personal property.

“Material Adverse Effect” means: (a) with respect to the Company Entities, any fact, condition, change, circumstance, event, occurrence, effect or development that individually or in with aggregate with all other facts, conditions, changes, circumstances, events, occurrences, effects and developments has, or would reasonably be expected to have, a material adverse effect on (x) the business, assets, operations, condition or results of operations or condition (financial or otherwise) of the Company Entities, taken as a whole, or (y) the Company’s ability to, in a timely manner, perform its obligations under the Transaction Documents to which it is a party, or to consummate the transactions under such Transaction Documents; provided, however, that none of the following, and no change, event, occurrence or development arising out thereof or resulting therefrom, shall constitute or be deemed to contribute, individually or in the aggregate, to a Material Adverse Effect, or shall otherwise be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect had or has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries or geographies in which the Company Entities operate, whether international, national, regional, state, provincial or local, or the economy as a whole, (ii) changes in general economic, social, regulatory, business or political conditions, including the commencement, outbreak, continuation or escalation of any acts of war, terrorism, sabotage, armed hostilities, change in geopolitical conditions, national or international calamity or other force majeure events, (iii) earthquakes, seismic activities, fires, floods, hurricanes, tornados, effects of weather, meteorological conditions or events or other natural disasters or the operating performance of the Company Entities associated with such conditions, events or other natural disasters, (iv) changes in Law, regulatory policy, accounting standards or principles (including GAAP) or any guidance relating thereto or the interpretation or enforcement thereof, in each case after the date hereof, (v) any change in currency exchanges or interest rates or economic, political, business or financial market conditions generally (including any changes or adverse conditions in the financial, banking, securities, credit, or commodities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index), (vi) the announcement, negotiation, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Company Entities (including any impact on the relationship of any of the Company Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, partners or others having relationships with any of the Company Entities), (vii) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (viii) the compliance by any of the Company Entities or any Seller with any of the terms and conditions of this Agreement or the other Transaction Documents, any actions or omissions expressly required to be taken or not taken by any of the Company Entities or Seller in accordance with this Agreement or any of the other Transaction Documents or requested, or consented to, in writing by Buyer or any of its Affiliates (including any failure to take any action by any Company Entity or any Seller if Buyer has unreasonably withheld, delayed or conditioned its written consent to such action), (ix) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates, (x) failure by Seller or any Company Entity to meet any projections or forecasts for any period occurring on or after the date hereof or any changes or prospective changes in credit ratings of any Company Entity (it being understood and agreed that the exception in this clause (x) shall not preclude any Party from asserting that the underlying changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded by another clause of this definition), (xi) the potential, impending or actual bankruptcy or insolvency of any counterparty to a Material Contract and any consequence thereof, including the filing of any bankruptcy or insolvency proceedings relating thereto; (xii) changes, events, occurrences or developments arising from or related to epidemics, epizootic, pandemics (including COVID-19), panzootic or disease outbreaks; (xiii) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, (I) an epidemic, epizootic, pandemic (including COVID-19), panzootic or disease outbreak or (II) any foreign or domestic protests, and any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (xiv) any tariffs, anti-dumping actions, sanctions, trade policies or disputes, or any “trade war,” or similar actions in the United States or any other country or region in the world; (xv) any actual or potential termination, cancellation, revocation, recission, suspension, reduction or modification of any governmental grants, incentives, subsidies, funding or programs by any Governmental Authority; (xvi) any actual or potential sequester, stoppage, dismantling, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole, (xvii) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; or (xviii) the fact that the prospective owner of the Company or any of its Subsidiaries is Buyer or any Affiliate of Buyer; unless, with respect to a matter described in any of the foregoing clauses (i)-(v), (vii) and (xii)-(xvii), such fact, condition, change, circumstance, event, occurrence, effect or development does not have a materially disproportionate effect on the Company Entities, taken as a whole, relative to similarly situated Persons primarily operating in the industries or geographies in which the Company Entities operate (in which case such fact, condition, change, circumstance, event, occurrence, effect or development may be taken into account to the extent of the materially disproportionate effect on the Company Entities, taken as a whole); (b) with respect to Buyer, any event, occurrence or circumstance that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance by Buyer or any of its Affiliates of any obligation under, or the consummation of the transactions contemplated by, any Transaction Documents to which it is or will be a party; and (c) with respect to Seller, any event, occurrence or circumstance that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, any Transaction Documents to which it is or will be a party.

“Material Contracts” means the following Contracts to which any Company Entity is a party and which are in effect on the date hereof: (a) each Contract under which any Company Entity is obligated to sell or lease real or personal property having a value in excess of $100,000; (b) each Contract which contains any covenant which materially restricts any of the Company Entities from competing or engaging in any activity or business that is material to the Company Entities, taken as a whole; (c) each Contract under which any Company Entity has (i) created, incurred, assumed or guaranteed any outstanding Indebtedness for borrowed money, (ii) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness or (iii) extended credit to any Person in an amount in excess of $100,000 of committed credit; (d) each material Affiliate Contract; (e) each Contract establishing any joint venture, strategic alliance or other similar collaboration that is material to the Company Entities, taken as a whole; (f) each Contract with a Material Customer, or Material Supplier, or Company Payment Program; (g) each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years (other than in the ordinary course of business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations of any Company Entity; (h) each Contract in respect of the issuance, sale or transfer of capital stock, bonds or other securities of the Company or any of its Subsidiaries; (i) each Contract pursuant to which any Company Entity licenses material Intellectual Property from a third party, other than click-wrap or shrink-wrap licenses, and any other licenses for computer software or software as a service that is available on standard terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year and open source software; (j) each Contract relating to the employment or engagement by the Company or any of its Subsidiaries (i) of any Person who currently receives annual compensation in excess of $100,000 or (ii) which provides for any compensation or benefits (other than as required by Law) upon termination of such employment or engagement; (k) all Contracts with any Governmental Authority to which any Company Entity is a party; (l) all Contracts between or among any of the Company Entities, on the one hand, and Seller or any Affiliate of Seller (other than the Company Entities), on the other hand; (m) each Affiliated Professional Entity Agreement; and (n) each Contract that is not of the type of Contracts described in any of the foregoing clauses and which provides for aggregate future payments to or from any Company Entity in excess of $500,000 in any calendar year, other than those that can be terminated without material penalty by such Company Entity upon six (6) months’ notice or less.

“Material Customers” has the meaning set forth in Section 3.23.

“Material Suppliers” has the meaning set forth in Section 3.23.

“Non-Party Affiliate” has the meaning set forth in Section 11.11.

“Notice of Disagreement” has the meaning set forth in Section 2.06(c).

“Open Source Initiative” has the meaning set forth in Section 3.20(g).

“Open Source Software” means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative.

“Outstanding Seller Transaction Expenses” means (without duplication) (a) all out-of-pocket fees, costs and expenses (to the extent unpaid as of the Closing) incurred by or on behalf of any of the Company Entities as a result of the negotiation, documentation and consummation of the transactions contemplated hereby, including all of the out-of-pocket fees and expenses of Seller’s Counsel, RSM US LLP and EV Health Partners, LLC; (b) Seller’s share of cost of the premiums of the insurance policies pursuant to Section 6.07(b); (c) Seller’s share of the cost of the premium for the R&W Insurance Policy, together with all Taxes and application, underwriting or similar fees or expenses in connection with such R&W Insurance Policy, pursuant to Section 6.09; (d) fifty percent (50%) of the premium costs for obtaining tail policies for the Company’s professional liability, cyber and employment practices liability policies; (e) the fifty percent (50%) of any Transfer Taxes for which Seller is responsible pursuant to Section 2.07; (f) all unpaid fees and payments payable to Seller or any Affiliate of Seller (other than to the Company Entities or to the Affiliated Professional Entities) pursuant to any management, advisory, monitoring or transaction fee agreements or similar agreements (to the extent not included in Adjusted Working Capital), (g) the expenses, fees and disbursements, if any, payable to the Escrow Agent under the Escrow Agreement, and (h) any change of control payments, stay bonuses, retention bonuses and success bonuses payable solely as a result of the consummation of the transactions contemplated hereby; provided that in no event shall Outstanding Seller Transaction Expenses include (i) any payments made or required to be made pursuant to arrangements entered into by, or at the direction of, Buyer or any of its Affiliates, (ii) any payments made or required to be made as a result of a termination of employment following the Closing, (iii) payments made or required to be made pursuant to any of the Company Entities’ ordinary course cash bonus plans, or (iv) any expenses of, or expenses initiated at the request of, Buyer or any of its Affiliates. In no event shall Outstanding Seller Transaction Expenses include any amount included in Adjusted Working Capital or Company Indebtedness Amount. For the avoidance of doubt, in no event shall Outstanding Seller Transaction Expenses hereunder include any amount to the extent included in “Outstanding Seller Transaction Expenses” (as defined in the Bakotic Asset Purchase Agreement) under the Bakotic Asset Purchase Agreement.

“Owned Intellectual Property” has the meaning set forth in Section 3.20(e).

“Participant” means any current or former director, officer, employee or independent contractor of any Company Entity.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.04(i).

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar statutory or common law Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes or governmental charges, assessments or claims not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate financial statements in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Liens that would be disclosed on current title reports or existing surveys, (g) with respect to the Real Property, easements, covenants, rights of way, zoning ordinances and similar encumbrances which do not materially impair the current use, occupancy or value of the property subject thereto, (h) Liens arising under or created by any Material Contract or Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document), (i) Liens or other imperfections of title, if any, that do not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities, (j) licenses of Intellectual Property that do not materially impair the current use or value of the subject thereof; (k) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (l) Liens listed on Section 1.01(b) of the Seller Disclosure Schedule.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “protected health information,” “consumer health data” or any similar term by any applicable Information Privacy and Security Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Preliminary Purchase Price” means the Base Purchase Price, plus the Estimated Adjustment Amount minus the Escrow Amount.

“Purchase Price” has the meaning set forth in Section 2.02.

“R&W Insurance Policy” has the meaning set forth in Section 6.09.

“Real Property” has the meaning set forth in Section 3.09.

“Real Property Leases” has the meaning set forth in Section 3.09(b).

“Related Party” means (a) any current or former director (or nominee), or officer of any of the Company Entities, (b) any five percent (5%) or greater stockholder of the Company and (c) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.

“Releasee” has the meaning set forth in Section 8.02(b).

“Releasor” has the meaning set forth in Section 8.02(b).

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, general and limited partners, attorneys, consultants, advisors, members or other Persons acting on behalf of such Person.

“Restricted Period” has the meaning set forth in Section 6.09.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Section 280G Payments” has the meaning set forth in Section 6.16.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 3.22(c).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and any of the Company and its Subsidiaries, on the other hand.

“Seller’s Counsel” has the meaning set forth in Section 11.12(a).

“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller and the Company to Buyer on the date hereof and attached hereto.

“Seller Fundamental Representations” has the meaning set forth in Section 7.01(a).

“Seller Releasee” has the meaning set forth in Section 8.02(b).

“Seller Releasor” has the meaning set forth in Section 8.02(b).

“Shortfall Payment” has the meaning set forth in Section 2.06(e)(i).

“Sponsor Director” has the meaning set forth in Section 6.07(c).

“Sponsor Person(s)” means (other than Seller or any Company Entity) (a) any Sponsor or any direct or indirect equity holder, partner, member or manager of Consonance Private Equity or any Sponsor, (b) each of the respective Affiliates of the foregoing from time to time, and (c) any portfolio company invested in by any of the Persons set forth in clauses (a) or (b).

“Sponsors” shall mean each of Consonance Private Equity I, L.P., a Delaware limited partnership, and Consonance Private Equity PV I, L.P., a Delaware limited partnership.

“Stockholder” means the Seller as the sole stockholder of the Company as of immediately prior to the Closing Date.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” means any (a) federal, state, local, or foreign tax or other governmental charge, duty, fee, levy or assessment, in each case, in the nature of a tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, tariff, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, recording, registration, value added, alternative or add-on minimum, estimated, or other tax, imposed by any Governmental Authority, (b) interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a), and (c) liability in respect of any items described in clauses (a) or (b) payable by reason of contract (including any Tax sharing agreement), assumption, transferee, successor, or similar liability (including bulk transfer or similar Laws) or operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

“Tax Refunds” has the meaning set forth in Section 6.06(e).

“Tax Return” means any return, declaration, report, filing, election, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any supplement or amendment thereof, required to be filed with any Governmental Authority.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Confidentiality Agreement, the Escrow Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, registration, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer or gains Taxes.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Tripoint Purchase Agreement” means that certain Membership Interest Purchase Agreement, by and between a physician employed by Buyer or one of its Affiliates and Wayne Bakotic, D.O., substantially in the form attached hereto as Exhibit C.

“Union” means any union, works council or other employee bargaining unit representative.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, mass layoffs, group reductions in force, or group employment losses.

“Working Capital Target” means $1,200,000.00.

Section 1.02 Terms Generally.

(a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(g) Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(i) Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating a number of days or Business Days, the day on which the initial reference date occurs shall be excluded unless the context otherwise requires.

(k) All monetary figures shall be in United States dollars unless otherwise specified.

(l) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(n) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(o) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement in Article III or Article IV to the effect that any information, document or other material has been “delivered,” “provided to,” “made available to” or “furnished to” Buyer, that such information, document or material was made available for review by Buyer or any of its Representatives via e-mail or in the virtual data room set up by Seller in connection with this Agreement on or prior to the date hereof.

Article II.
PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.01 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, convey, deliver and transfer to Buyer, all of the Company Interests, free and clear of all Liens (other than any Liens arising under applicable securities Laws, as set forth in the Governing Documents of the Company or those created by the Buyer or any of its Affiliates), at the Closing, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. At the Closing, Buyer shall pay or cause to be paid in immediately available funds by wire transfer (i) the Preliminary Purchase Price to an account or accounts that have been designated by Seller to Buyer in writing prior to the Closing (such Preliminary Purchase Price, as adjusted in accordance with Section 2.06 shall be the “Purchase Price”), (ii) the Escrow Amount to an account or accounts that have been designated by the Escrow Agent to Buyer in writing prior to the Closing, (iii) each Outstanding Seller Transaction Expense to the account or accounts and in the amount as has been designated in the Estimated Adjustment

Statement and not otherwise satisfied pursuant to Section 2.05 of the Bakotic Asset Purchase Agreement, and (iv) the amount set forth in each Payoff Letter to the account or accounts designated in such Payoff Letter and not otherwise satisfied pursuant to Section 2.05 of the Bakotic Asset Purchase Agreement.

Section 2.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of closing deliveries on the second (2nd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in this Article II (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at Closing) or such other date or at such other time or place as Buyer and Seller may mutually agree in writing (email correspondence being sufficient for such purposes). The Closing shall be effective for all purposes at 12:01 a.m. Eastern Standard time on the Closing Date.

Section 2.04 Seller’s and Company’s Closing Deliverables. At the Closing, the Company or Seller, as applicable, shall deliver, or cause to be delivered, to Buyer each of the following:

(a) a certificate of the Company and Seller, stating that the conditions set forth in Section 7.01(a), Section 7.01(b), and Section 7.01(c) have been satisfied;

(b) a certificate of the Secretary or an Assistant Secretary (or an equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company and stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(c) a certificate of status or good standing dated as of a date within ten (10) Business Days prior to the Closing Date for each of the Company Entities and Affiliated Professional Entities issued by the appropriate Governmental Authority in the Company Entities’ or Affiliated Professional Entities’ jurisdiction of formation;

(d) a counterpart of the Assignment Agreement duly executed by Seller;

(e) a counterpart of the Escrow Agreement duly executed by Seller and the Escrow Agent;

(f) evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of the Company Entities appointed or designated to such positions by Seller or its Affiliates as set forth on Section 2.04(f) of the Buyer Disclosure Schedule;

(g) a properly completed and duly executed IRS Form W-9 of Seller;

(h) executed payoff letters each in a form reasonably satisfactory to Buyer with respect to all Indebtedness for borrowed money of any of the Company Entities owed to the lender thereof and the amounts payable to such lender providing for (1) the full and final satisfaction of such Indebtedness as of the Closing Date, and (2) the termination and release of any Liens related thereto (each, a “Payoff Letter”);

(i) proof, reasonably satisfactory to Buyer, that the Company has acquired the D&O Tail Insurance;

(j) to the extent certificated, the certificates representing the Company Interest, in each case accompanied by duly executed powers of attorney as applicable;

(k) a counterpart of the Tripoint Purchase Agreement duly executed by Wayne Bakotic, D.O.; and

(l) proof, reasonably satisfactory to Buyer, that the Company has acquired tail policies under each of its professional liability, cyber and employment practices policies.

Section 2.05 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller and the Company each of the following:

(a) a counterpart of the Assignment Agreement duly executed by Buyer;

(b) a counterpart of the Escrow Agreement duly executed by Buyer;

(c) a counterpart to the Tripoint Purchase Agreement duly executed by a physician employed by Buyer or one of its Affiliates; and

(d) a certificate of the Buyer, stating that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 2.06 Purchase Price Adjustments.

(a) Estimated Adjustment Certificate. The Company will deliver, or cause to be delivered, the Estimated Adjustment Statement (prepared by the Company in good faith) to Buyer no later than five (5) Business Days prior to the Closing Date. The Company shall consider in good faith any revisions to any of the calculations set forth in the Estimated Adjustment Statement proposed by Buyer prior to the Closing Date and may re-issue the Estimated Adjustment Statement with any such revisions that the Company has determined in good faith are appropriate after such consideration; provided, however, that in no event shall any disagreement between the Company and Buyer with respect to any such revision result in, or be a reason for, a delay to the Closing.

(b) Closing Adjustment Certificate. Within ninety (90) days after the Closing, Buyer shall prepare and deliver to Seller the Closing Adjustment Certificate; provided that, if Buyer does not deliver the Closing Adjustment Certificate within such time period, then the Estimated Adjustment Statement shall be deemed to be the Closing Adjustment Certificate and Seller shall have the rights set forth in this Section 2.06 with respect thereto. Buyer and Seller shall provide to each other such data and information as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate.

(c) Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is forty-five (45) days after the earlier of (i) receipt of the Closing Adjustment Certificate by Seller or (ii) the expiration of the ninety (90)-day time period specified in Section 2.06(b) in the event Buyer does not deliver a Closing Adjustment Certificate within such time period (such earlier date, the “Final Settlement Date”), in each case, unless Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with Section 2.06(d), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(d) Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, Buyer and Seller shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement (and all such discussions or negotiations related thereto shall, unless otherwise agreed in writing by Buyer and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) Buyer and Seller have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute may at any time within thirty (30) days thereafter (or such earlier date as mutually agreed) be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing party hereto. Neither Seller nor Buyer shall engage in any ex-parte communications with the Independent Accounting Firm. Seller and Buyer shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.06, and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless Seller and Buyer reach agreement prior thereto and withdraw the dispute from determination by the Independent Accounting Firm. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an arbitrator, (ii) address only those items in dispute and all determinations shall be based solely on the written presentations of Seller and Buyer and their respective Representatives, and not by independent review, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting

Firm shall be final and binding on the Parties, and shall not be subject to judicial review, absent fraud or manifest error. Judgement may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Seller and Buyer from the resolution of the dispute. For example, if Seller challenges the calculation of the Closing Adjustment Certificate by an amount of $100,000, but the Independent Accounting Firm determines that the Seller has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Accounting Firm and the Seller shall bear the other 60% of such fees and expenses. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.06(b), as subsequently adjusted, if applicable, pursuant to this Section 2.06(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(e) Final Settlement and Adjustment to Purchase Price; Payment.

(i) (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the absolute value of such excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to the absolute value of such excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”).

(ii) Any Shortfall Payment or Excess Payment, as applicable, shall be paid as follows:

(A) in the event of an Excess Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, (1) Buyer shall pay or cause to be paid in immediately available funds by wire transfer to Seller an amount in cash equal to the lesser of (x) the Excess Payment and (y) the quantum of the Escrow Amount and (2) Buyer and Seller shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to Seller an amount in cash equal to the balance of the Escrow Funds remaining in the Escrow Account;

(B) in the event of a Shortfall Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyer and Seller shall, subject to Section 2.06(e)(iii), execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer (1) to Buyer in cash equal to the lesser of (x) the Shortfall Payment and (y) the amount of Escrow Funds available in the Escrow Account, and (2) if any Escrow Funds remain immediately after such payment to Buyer, to Seller an amount in cash equal to the balance of the Escrow Funds remaining in the Escrow Account; or

(C) in the event that the Adjustment Amount set forth on the Final Adjustment Certificate is equal to the Estimated Adjustment Amount, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyer and Seller shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to Seller an amount in cash equal to the balance of the Escrow Funds remaining in the Escrow Account.

(iii) In no event shall: (A) Buyer be entitled to, and in no event shall Seller have any liability with respect to, payment pursuant to this Section 2.06(e) of any amount in excess of the Escrow Amount; or (B) Seller be entitled to, and in no event shall Buyer have any liability with respect to, payment pursuant to this Section 2.06(e) of an amount in excess of Three Hundred Thousand Dollars ($300,000).

(iv) Any payments pursuant to this Section 2.06 shall be treated as adjustments to the Purchase Price for U.S. federal income and other applicable Tax purposes, unless otherwise required by Law.

Section 2.07 Transfer Taxes. Notwithstanding anything herein to the contrary, any Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne one-half (50%) by Seller, on the one hand, and one-half (50%) by Buyer, on the other hand; provided that any Transfer Taxes included in Outstanding Seller Transaction Expenses shall be treated as having already been borne by Seller. Buyer shall be responsible for preparing and filing any necessary Tax Returns with respect to such Transfer Taxes (the cost of which shall be borne one-half (50%) by Seller, on the one hand, and one-half (50%) by Buyer, on the other hand) and shall provide a draft to Seller of any such Tax Return prior to filing, for Seller’s review and approval (not to be unreasonably withheld, conditioned or delayed). The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation and payment in connection with any Transfer Taxes subject to this Section 2.07, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.

Section 2.08 Withholding. Buyer, the Company Entities, and their respective Affiliates and the Escrow Agent shall (without duplication) be entitled to deduct and withhold from any payment pursuant to this Agreement the amounts (if any) that it is required to deduct and withhold with respect to that payment pursuant to applicable Tax Law. To the extent any such amounts are so deducted and withheld and paid over to the applicable Governmental Authority, they shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer and its Affiliates and designees shall use commercially reasonable efforts to (i) provide at least five (5) Business Days’ prior written notice to Seller or the other applicable payee prior to making any such withholding or deduction, and (ii)

reasonably cooperate with Seller or applicable payee as requested to minimize or eliminate any potential deductions and withholdings.

Article III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

The Company represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as follows:

Section 3.01 Organization.

(a) Each Company Entity and the Affiliated Professional Entity (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.

(b) Each Company Entity and the Affiliated Professional Entity is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities.

Section 3.02 Noncontravention. Except as set forth on Section 3.02 of the Seller Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution, delivery and performance by Seller and the Company of this Agreement nor the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Seller and the Company of the transactions contemplated hereby or thereby (a) conflicts with any provision of the respective Governing Documents of the Company Entities, (b) violates or results in a breach of any Material Contract, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.04 or Section 5.04 (or on such Sections of the Disclosure Schedules), violates any Law to which any Company Entity is subject, except, in the case of each of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities.

Section 3.03 Capitalization. Section 3.03 of the Seller Disclosure Schedule sets forth as of the date hereof (a) a list of the Company Entities and Affiliated Professional Entities, and (b) with respect to each Company Entity or Affiliated Professional Entity, (i) its name and jurisdiction of organization or incorporation, (ii) its form of organization or incorporation and (iii) the issued and outstanding Interests thereof. Except for this Agreement and except as provided in the Governing Documents of the Company Entities and the Affiliated Professional Entities, neither Seller nor any Company Entity or Affiliated Professional Entity is a party to any Rights or Contracts that would require Seller or any such Company Entity or Affiliated Professional Entity to sell, transfer or otherwise dispose of any Interests of the Company Entities or the Affiliated Professional Entity. Except as provided in the Governing Documents of the Company Entities and the Affiliated Professional Entities, neither Seller nor any Company Entity or Affiliated

Professional Entity is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests of the Company Entities or the Affiliated Professional Entities. Except for the Interests of the Company Entities and Affiliated Professional Entities set forth on Section 3.03 of the Seller Disclosure Schedule, none of the Company Entities or Affiliated Professional Entities owns any Interest in any other Person.

Section 3.04 Government Authorizations. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any Company Entity in connection with the execution and delivery by Seller and the Company of this Agreement or the other Transaction Documents to which Seller and the Company is or will at the Closing be a party, the performance by Seller and the Company of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than (a) Consents set forth on Section 3.04 of the Seller Disclosure Schedule, (b) Consents that, if not obtained or made, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Entities or Seller, (c) Consents not required to be made or given until after the Closing, or (d) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the business of the Company Entities.

Section 3.05 Financial Statements.

(a) Set forth on Section 3.05(a) of the Seller Disclosure Schedule (collectively, the “Financial Statements”) are: (i) the audited consolidated balance sheets of Holdings and its Subsidiaries as of the years then ended on December 31, 2024 (the “Balance Sheet Date”) and December 31, 2023, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of November 30, 2025, and the related consolidated statements of operations, stockholders’ equity and cash flows for the eleven (11)-month period then-ended (the “Interim Balance Sheet” and, such date, the “Interim Balance Sheet Date”).

(b) The books and records of the Company, its Subsidiaries and Affiliated Professional Entities (i) are maintained in accordance with GAAP in all material respects, (ii) are complete in all material respects, properly maintained and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been made available to Buyer.

(c) The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of such dates and the results of operations of Holdings and its Subsidiaries for such periods, and were derived from and are consistent with the books and records of Holdings and its Subsidiaries in all material respects; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date do not contain footnotes and are subject to normal year-end adjustments (which are not be material individually or in the aggregate to the Company Entities and the Affiliated Professional Entities, taken as a whole). Since the Balance Sheet Date, none of

Holdings or its Subsidiaries has effected any material change in any method of accounting or accounting practice.

(d) Holdings and its Subsidiaries maintains systems of internal accounting and financial reporting controls reasonably designed to ensure (i) the reliability of Holdings’ financial reporting and the preparation of financial statements in accordance with GAAP; (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company’s management and managers; and (iii) no significant deficiency or material weakness in the design and operation of internal control over financial reporting utilized by Holdings exists. The Company has no Knowledge of any Fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Holdings or its Subsidiaries.

(e) All of the accounts receivable of each of the Company Entities (a) are valid receivables that have arisen from bona fide transactions in the ordinary course of business, (b) are carried at values determined in accordance with GAAP consistently applied, (c) are not subject to valid counterclaims or setoffs and (d) are collectible in accordance with their terms. No Person has any Lien (other than Permitted Liens) on any accounts receivable of any of the Company Entities. No payer of any accounts receivable of any of the Company Entities is a Related Party. Except as set forth in Section 3.05(e) of the Seller Disclosure Schedule, all of the accounts receivable included in the calculation of Closing Net Working Capital are collectible within sixty (60) days of the date of the original invoice related thereto.

(f) All inventory of the Company Entities consists of a quality and quantity usable and saleable in the ordinary course of business. The quantities of each item of inventory are reasonable in the present circumstances of the Company Entities.

(g) Section 3.05(g) of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate list of each bank and other financial institution in which the Company Entities maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

(h) Except as set forth in Section 3.05(h) of the Seller Disclosure Schedule, as of the date hereof, there is no Indebtedness for borrowed money of any Company Entity. With respect to each item of Company Indebtedness for borrowed money as of the date hereof, Section 3.05(h) of the Seller Disclosure Schedule, accurately sets forth the name of the creditor, the Contract under which such debt was issued, the name of the creditor, the principal amount of the debt and a description of the collateral if secured.

Section 3.06 Undisclosed Liabilities.

(a) Except as set forth on Section 3.06(a) of the Seller Disclosure Schedule, neither the Company Entities nor the Affiliated Professional Entities have any Liabilities that would be required under GAAP to be reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) set forth, reflected in, reserved against or disclosed in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iii) under Contracts of the Company Entities or Affiliated Professional Entities (other than as a result of a breach or default thereof by such Company Entity or Affiliated Professional Entity), (iv) disclosed in the Seller Disclosure Schedule, (v) incurred in connection with the transactions contemplated hereby and included as Outstanding Seller Transaction Expenses (or as “Outstanding Seller Transaction Expenses” under and as defined in the Bakotic Asset Purchase Agreement) or (vi) that would not reasonably be expected to be material to the Company Entities and the Affiliated Professional Entities, taken as a whole.

(b) Except as set forth on Section 3.06(b) of the Seller Disclosure Schedule, there are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to the Company its Subsidiaries or the Affiliated Professional Entities.

Section 3.07 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (x) each Company Entity and Affiliated Professional Entity has conducted its respective business in the ordinary course consistent with past practice, and (y) there has not been (i) any declaration, setting aside or payment of any non-cash or in-kind dividend or other distribution of Interests or property other than cash or cash equivalents with respect to the Company Interests or ownership interests in the Affiliated Professional Entities, (ii) any change in accounting methods, principles or practices affecting the Company Entities or the Affiliated Professional Entities, except as required or permitted by GAAP, or (iii) any Material Adverse Effect on the Company Entities or Affiliated Professional Entities. Without limiting the foregoing, none of the Company Entities has, since the Interim Balance Sheet Date, taken any action described in Section 6.01 that if taken after the date hereof and prior to the Closing Date would violate such provision.

Section 3.08 Tax Matters. Except as set forth on Section 3.08 of the Seller Disclosure Schedule:

(a) Each Company Entity and Affiliated Professional Entity has (i) timely filed, or caused to be timely filed, all income and other material Tax Returns that it is required to have filed, taking into account all extensions, and (ii) paid or caused to be paid all material Taxes due and payable by such Company Entity (whether or not shown to be due and payable on any such Tax Returns). All such Tax Returns are correct and complete in all material respects. There are no Liens for material Taxes on any of the assets of any Company Entity or Affiliated Professional Entity other than Permitted Liens.

(b) There are no outstanding or unsettled claims, adjustments, deficiencies or assessments asserted in writing against any Company Entity or Affiliated Professional Entity for the assessment or collection of any material Taxes and none of the Company Entities or any Affiliated Professional Entity has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax (other than as a result of an automatic extension of the time within which to file a Tax Return), which would remain in effect following the Closing, and no request for any such waiver or extension has been filed or is currently pending. There are no ongoing or scheduled audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of any Company Entity or Affiliated Professional Entity. None of the Company Entities or Affiliated Professional Entities is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (i) customary Tax provision in a financing document, lease or similar agreement or (ii) other commercial agreement, in each case, entered into in the ordinary course of business and that is not primarily related to Taxes).

(c) No Company Entity or Affiliated Professional Entity has been a party to a transaction that is a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(d) No Company Entity or Affiliated Professional Entity has participated in the past two (2) years in a transaction that qualified under Section 355 of the Code.

(e) Each of the Company Entities and Affiliated Professional Entities has withheld or collected with respect to amounts paid to its employees, stockholders, independent contractors, customers and other third parties, all material Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts required to be withheld or collected, and has timely paid over any such Taxes and other amounts to the appropriate Governmental Authority in accordance with applicable Law in all material respects.

(f) No claim has ever been made in writing (or otherwise to the Company’s Knowledge) by any Tax authority in a jurisdiction where a Company Entity or Affiliated Professional Entities does not file Tax Returns that such Company Entity or Affiliated Professional Entities is or may be subject to Tax, or required to file Tax Returns, in that jurisdiction, which claim has not been resolved. None of the Company Entities or Affiliated Professional Entities is a party to or bound by any closing or other agreement or ruling with any Governmental Authority with respect to Taxes, nor has any of the Company Entities or Affiliated Professional Entities applied for any such agreement or ruling.

(g) As of the Balance Sheet Date, none of the Company Entities or Affiliated Professional Entities has any material liabilities for unpaid Taxes which have not been accrued or reserved on the most recent balance sheet, and none of the Company Entities or Affiliated Professional Entities has incurred any material liability for Taxes other than in the ordinary course of business since the Balance Sheet Date.

(h) No written power of attorney with respect to Taxes has been granted with respect to the Company Entities or Affiliated Professional Entities outside the ordinary course of business, other than powers of attorney that are no longer in force.

(i) None of the Company Entities or Affiliated Professional Entities has been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) None of the Company Entities or Affiliated Professional Entities, nor any predecessor thereof (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than any such group the common parent of which was Holdings or the Seller); or (ii) has any liability for the Taxes of any Person (other than Holdings, the Subsidiaries of Holdings, any Company Entity or any Affiliated Professional Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Tax Law), as a transferee or successor, or otherwise by operation of Law.

(k) None of the Company Entities or Affiliated Professional Entities will be required to include any material item of income or gain or exclude any material item of deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing as a result of (i) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting or use of an improper method of accounting for a taxable period that ends on or prior to the Closing Date; (ii) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into prior to the Closing; (iii) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) resulting from a transaction occurring prior to the Closing; (iv) any installment sale or open transaction disposition made prior to the Closing; or (v) any deferred revenue or prepaid amount received prior to the Closing. The Company has not made an election under Section 965(h) of the Code (or any corresponding or similar provision of state or local Tax Law).

(l) None of the Company Entities or Affiliated Professional Entities has, or has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention), an office or fixed place of business, or otherwise is or has been subject to net income Tax, in any country other than the country in which it is organized.

(m) The Company Entities have complied with escheat and unclaimed property Laws in all material respects.

(n) None of the Company Entities use the cash receipts and disbursements method of accounting for federal or applicable state or local income Tax purposes.

Section 3.09 Real Property.

(a) None of the Company Entities or Affiliated Professional Entities (i) own any real property, (ii) has any liabilities with respect to any real property previously owned by Company Entities, except as would not, individually or in the aggregate reasonably be expected to be material to the Company Entities and Affiliated Professional Entities, taken as a whole, or (iii) has or is a party to any obligations or Material Contracts with respect to the acquisition of any real property.

(b) The leases under which any Company Entity or Affiliated Professional Entity is a lessee are hereinafter referred to as the “Real Property Leases” and the real property subject to the Real Property Leases is hereinafter referred to as the “Leased Real Property.” The applicable Company Entity or Affiliated Professional Entity is in possession of the material Leased Real Property and has a valid leasehold interest in such Leased Real Property, free and clear of any Liens except for Permitted Liens. None of the Leased Real Property is subleased or licensed by any Company Entity to any third party except as set forth on Section 3.09(b) of the Seller Disclosure Schedule. No Company Entity or Affiliated Professional Entity is in default in any material respect under any Real Property Lease and, to the Company’s Knowledge, no lessor is in default in any material respect under any Real Property Lease. Except as set forth in Section 3.09(b) of the Seller Disclosure Schedule, no Company Entity or Affiliated Professional Entity has received a written notice of default with respect to a material obligation or payment obligation from a lessor under any of the Real Property Leases which has not been either waived, cured, resolved or remedied. No Company Entity or Affiliated Professional Entity has received written notice of any actual proceedings of condemnation and, to the Company’s Knowledge, there are no proceedings of condemnation threatened with respect to any material Leased Real Property. There are no disputes pending, or, to the Company’s Knowledge, threatened with respect to any Real Property Lease. No Company Entity or Affiliated Professional Entity has received any written notice of the intention of any other party to the Real Property Leases to amend, terminate, not renew or reduce any commitment under the Real Property Leases, nor to the Company’s Knowledge, is any such party threatening to do so.

(c) There are no structural deficiencies or latent defects affecting any of the leasehold improvements in the Leased Real Property and there are no facts or conditions affecting any of the leasehold improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the leasehold improvements or any portion thereof in the operation of the business of the Company Entity or Affiliated Professional Entity. The leasehold improvements are in good condition and repair with the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except (x) for scheduled maintenance and repairs conducted or required in the ordinary course of business with respect to the operation of the Leased Real Property that are not material in nature or cost or (y) as would not, individually or in the aggregate reasonably be expected to be material to the Company Entities and Affiliated Professional Entities, taken as a whole.

(d) Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or, to the Company’s Knowledge, has adequate easements or other rights across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. To the Company’s Knowledge, there are no restrictions on entrance to or exit from the Leased Real Property to adjacent public streets and no conditions which will results in the termination of the present access from the Leased Real Property to existing highways or roads.

(e) No Company Entity or Affiliated Professional Entity has received any written notice of: (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending, or threatened condemnation proceedings affecting the real property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings. Neither the whole nor any portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(f) No Company Entity or Affiliated Professional Entity has received any written notice from any Governmental Authority that the Real Property Leases (or any portion thereof) are not in material compliance with applicable Laws, including, without limitation, fire, health, building, use, occupancy and zoning Laws.

(g) The representations and warranties in this Section 3.09 are the sole and exclusive representations and warranties of the Company relating to real property matters.

Section 3.10 Environmental Matters. This Section 3.10 shall constitute the sole representations and warranties of the Company with respect to environmental matters, including any and all matters arising under Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and Affiliated Professional Entities, taken as a whole:

(a) the Company Entities and Affiliated Professional Entities are in compliance with Environmental Laws and have not received, since January 1, 2023, any written notice, which remains uncured, from any Governmental Authority alleging that any Company Entity or Affiliated Professional Entity is in violation of any Environmental Law;

(b) the Company Entities and Affiliated Professional Entities hold and comply with all Permits required under Environmental Laws to conduct their respective businesses as conducted as of the date hereof or for their use of any of the Leased Real Property and each such Permit is in full force and effect;

(c) the Company Entities and Affiliated Professional Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law and have not received, since January 1, 2023, any written notice, complaint, demand or claim seeking to impose any liability under Environmental Laws or otherwise relating to the release of or exposure to Hazardous Materials against any Company Entity or Affiliated Professional Entity;

(d) the Company Entities have not caused or contributed to any release of any Hazardous Material at any Leased Real Property that would reasonably be expected to give rise to any Liability under Environmental Laws for any Company Entity or Affiliated Professional Entity; and

(e) no Leased Real Property is subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, including the New Jersey Industrial Site Recovery Act, N.J.S.A 13:1K-6, by virtue of the transactions set forth herein and contemplated hereby.

Section 3.11 Material Contracts. Section 3.11 of the Seller Disclosure Schedule contains a listing of all Material Contracts (other than Benefit Plans, Contracts for labor and employment matters set forth on Section 3.16(a) of the Seller Disclosure Schedule and Contracts relating to insurance policies set forth on Section 3.13 of the Seller Disclosure Schedule). True and correct copies of each Material Contract have been made available to Buyer. As of the date of this Agreement, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Material Contract and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Remedies Exception. No Company

Entity, nor to the Company’s Knowledge, any of the other parties thereto is in breach, violation or default under any Material Contract, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties, under any such Material Contract, except (a) for breaches, violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities and (b) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of such other parties set forth in Section 3.02 of the Seller Disclosure Schedule may be required in connection with the transactions contemplated hereby.

Section 3.12 Assets: Title, Sufficiency, Condition. The Company Entities have good, valid and marketable title to, a valid leasehold interest in or a valid right to use all of their assets whether real or personal, tangible or intangible, including those that are used in the conduct of their business, located on its premises or reflected in the Interim Balance Sheet as being owned by any Company Entity or acquired after the date thereof (the “Assets”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and the Affiliated Professional Entities, taken as a whole. The Assets are free and clear of all Liens except for Permitted Liens. The Assets constitute all of the tangible assets, properties and rights that are used in and necessary for the conduct of the Company Entities’ business. All of the material fixtures and other improvements to the Real Property and all of the tangible personal property other than the inventory (i) are in all respects adequate and suitable for their present uses, (ii) in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedule contains a list of all property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained as of the date hereof by or on behalf of any Company Entity or Affiliated Professional Entity. The Company has delivered to Buyer complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. As of the date hereof, neither Seller nor any Company Entity, nor any Affiliated Professional Entity has received any written notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and there is no material claim by Seller or any Company Entity or Affiliated Professional Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect until the Closing Date. All of such policies are sufficient for compliance with the minimum stated requirements under all Material Contracts and applicable Laws.

Section 3.14 Litigation. Since January 1, 2023, there have not been and there are currently no Actions pending or, to the Company’s Knowledge, threatened in law or in equity or before any Governmental Authority against any Company Entity or Affiliated Professional Entity or any of their respective properties, assets, officers or directors that would reasonably be expected to result in any Liability for any Company Entity or Affiliated Professional Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and Affiliated Professional Entities, taken as a whole.

Section 3.15 Employee Matters.

(a) Section 3.15(a) of the Seller Disclosure Schedule contains a complete and accurate list of each material Benefit Plan, including any stock option, stock purchase, stock appreciation right or other equity or equity-related incentive plan, program, practice, policy, arrangement or agreement. The Company has made available to Buyer a copy of, to the extent applicable, with respect to each material Benefit Plan, (i) the current plan document and all amendments thereto, or, if the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (ii) each current trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, (v) the most recent summary plan description and any material modification with respect thereto, (vi) the applicable nondiscrimination test reports for the three (3) most recent plan years, (vii) the most recent determination letter or opinion letter from the IRS and (viii) any material IRS written communications related to compliance for same.

(b) Each Benefit Plan (and any related trust or other funding vehicle) has been maintained, operated and administered in all material respects in compliance with Laws and with the terms of such Benefit Plan. All contributions and premiums required to have been made to the Benefit Plans have been timely made to the Benefit Plans in all material respects. No Benefit Plan, fiduciary of any Benefit Plan or administrator of any Benefit Plan has taken any action, or failed to take any action, which action or failure could reasonably be expected to subject any Company Entity to any Liability for breach of any fiduciary duty, any penalty under Section 502 of ERISA, or for any prohibited transaction (as defined in Section 4975 of the Code), with respect to or in connection with any Benefit Plan. Except for claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no (i) claims, actions, Taxes, penalties, suits, proceedings, investigations or hearings pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan, including any audit or investigation by any Governmental Authority with respect to any Benefit Plan and (ii) voluntary compliance submission through the IRS’ Employee Plans Compliance Resolution System or the U.S. Department of Labor’s Voluntary Fiduciary Correction Program pending, in progress or to the Company’s Knowledge, threatened.

(c) No Company Entity, nor any ERISA Affiliate, has ever sponsored, maintained or contributed to any employee benefit plan that is (i) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (ii) a “defined benefit pension plan” as defined in Section 3(35) of ERISA (including any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA)), (iii) a “multiple employer plan” within the meaning of ERISA Section 201(a) or Code Section 413(a), (iv) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), or (v) is a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Benefit Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any Benefit Plan. There are no Benefit Plans under which welfare benefits or coverage, including health, life or disability insurance, are provided to any participants beyond their retirement or other termination of service, other than coverage mandated by Code Section 4980B, Subtitle B of Title I of ERISA

or similar state group health plan continuation Legal Requirements, the cost of which is fully paid by the eligible participants or their dependents.

(d) For each Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, the Company has complied with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“ACA”), and has satisfied all obligations in all material respects under COBRA and each applicable state Legal Requirements relating to continuation of health coverage for Benefit Plan participants and beneficiaries with respect to any qualifying event that has occurred on or before the date of this Agreement. None of the Company or any of the Benefit Plans has incurred (whether or not assessed), and are not reasonably expected to incur or to be subject to, any Tax, penalty, assessment or other liability that may be imposed under the ACA or Sections 4975 through 4980 of the Code, or Sections 4980B, 4980D, 4980H, 6055, 6056, 6721 or 6722 of the Code. No Benefit Plan is a self-insured medical plan under Section 105(h) of the Code.

(e) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, (i) has received a favorable determination or opinion letter as to its qualification, a copy of which has been made available to Buyer, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, a copy of which has been made available to Buyer, or (iii) has time remaining under Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Benefit Plan.

(f) No Participant is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(g) The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of the Company concerning Benefit Plans and related matters.

Section 3.16 Labor Matters.

(a) Section 3.16(a) of the Seller Disclosure Schedule contains a list of all natural Persons who are employees of any Company Entity as of December 4, 2025, including any employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such employee the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) exempt or non-exempt classification; (iv) employer of record; (v) work location; (vi) state of residence; (vii) hire or retention date; (viii) current annual base compensation rate or contract fee; (ix) commission, bonus or other incentive-based compensation; and (x) for any employee currently on a leave of absence, the reason for the leave and any anticipated return date. The Company has also provided a list of all natural Persons who are directly engaged by a Company Entity on an independent contractor basis as of the date hereof.

(b) No Company Entity is bound or has, in the past three (3) years, been bound by any union contract or collective bargaining agreement with a Union. To the Company’s Knowledge, no Union or group of employees is seeking or, in the past three (3) years, has sought to organize employees for the purpose of collective bargaining with respect to their employment with any Company Entity. There are no concerted strikes, slowdowns, work stoppages or any other concerted labor disruptions involving any Company Entity pending or, to the Company’s Knowledge, threatened, nor have there been any concerted strikes, slowdowns, work stoppages or any other concerted labor disruptions in the past three (3) years. There are no material grievances or unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against any Company Entity before the National Labor Relations Board or any other Governmental Authority with respect to any employee of any Company Entity. No Company Entity has any obligation to bargain with any Union with respect to the consummation of the transaction contemplated hereby.

(c) Each Company Entity is and, for the past three (3) years, has been in compliance in all material respects with all Laws relating to employment or labor, including, but not limited to, those related to hiring, background checks, wages, pay equity, hours, meal and rest periods, collective bargaining and labor relations, classification of independent contractors and employees, classification of exempt and nonexempt employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes.

(d) There are no Actions against any Company Entity pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any natural Person, Governmental Authority or arbitrator in connection with the employment of any current or former applicant for employment, engagement, or internship, employee, consultant, volunteer, intern or independent contractor of the business of the Company Entities, including, without limitation, any Action relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(e) To the Company’s Knowledge, no current employee of any Company Entity: (i) has announced in writing or verbally their intention to terminate employment with any Company Entity; (ii) has, since January 1, 2023, materially breached or threatened in writing to breach any of their respective employment-related agreements; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person other than a Company Entity that contains restrictive covenants in favor of such other Person. There are no Contracts that would give rise to any Liability to any employee or consultant that would result from the termination by any Company Entity of such employee’s employment or consultant’s provision of services, a change of control of any Company Entity (including a sale of all or substantially all of the assets of any Seller), or a combination thereof.

(f) For the past three (3) years, each Company Entity has been in material compliance with the WARN Act, and no Company Entity has plans to undertake any action that would trigger the WARN Act.

(g) The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of the Company concerning employment and labor matters.

Section 3.17 Legal Compliance. Except for real property matters (which are addressed exclusively in Section 3.09), Environmental Laws (which are addressed exclusively in Section 3.10), Laws relating to Taxes (which are addressed exclusively in Section 3.08), Laws regarding Benefit Plans and related matters (which are addressed exclusively in Section 3.15), Laws relating to employment and labor matters (which are addressed exclusively in Section 3.16), Permits (which are addressed exclusively in Section 3.19), Healthcare Laws (which are addressed exclusively in Section 3.21) and Information Privacy and Security Laws (which are addressed exclusively in Section 3.22), each Company Entity and Affiliated Professional Entities is, and has at all times since January 1, 2023 been, in compliance with all Laws, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and Affiliated Professional Entities, taken as a whole.

Section 3.18 Brokers’ Fees. Except as set forth on Section 3.18 of the Seller Disclosure Schedule, no Company Entity or Affiliated Professional Entities has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.19 Permits. Section 3.19 of the Seller Disclosure Schedule sets forth all material Permits that are held by each of the Company Entities and Affiliated Professional Entities. Except as set forth on Section 3.19 of the Seller Disclosure Schedule, except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (which are addressed exclusively in Section 3.10(b)), and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and the Affiliated Professional Entities, taken as a whole, (i) the Company Entities and Affiliated Professional Entities have all Permits required to conduct their businesses and own, lease and operate their properties and assets as currently conducted and operated on the date hereof, and (ii) each such Permit is in full force and effect and the applicable Company Entity or Affiliated Professional Entity is in compliance with all its obligations with respect thereto. There are no proceedings pending or, to the Company’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any material Permit of any Company Entity or any Affiliated Professional Entity.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Seller Disclosure Schedule accurately lists each patent, patent application, registered trademark, trademark registration application, registered internet domain name, registered copyright and copyright registration application, in each case, owned by the specified Company Entity or the Affiliated Professional Entity as of the date of this Agreement whether inside or outside the United States. Except as noted in Section 3.20(a) of the Seller Disclosure Schedule: (i) the specified Company Entity or the Affiliated Professional Entity owns all right, title and interest in and to the respective Intellectual Property listed thereon free and clear of all Liens other than Permitted Liens; (ii) the Intellectual Property listed thereon is subsisting and, to the Company’s Knowledge, valid and enforceable; and (iii) to the Company’s Knowledge, the Intellectual Property listed thereon is not subject to any challenge, opposition, cancellation, re-examination, interference or similar Action pending before any Governmental Authority. There are no registration, maintenance or renewal fees that are due or filings that must be made within ninety (90) days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations for such Owned Intellectual Property.

(b) Except as set forth in Section 3.20(b) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and the Affiliated Professional Entities, taken as a whole, the Company Entities and Affiliated Professional Entities own or have licenses or rights to use, all Intellectual Property currently used by the Company Entities and the Affiliated Professional Entities in their respective businesses, that will be reasonably required upon Closing for Buyer to operate such businesses as currently operated. Notwithstanding the foregoing, this Section 3.20(b) does not constitute a representation or warranty regarding the non-infringement by the Seller or the Company of any Intellectual Property.

(c) Except as set forth in Section 3.20(c) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities and the Affiliated Professional Entities, taken as a whole: (i) no Company Entity or Affiliated Professional Entity has, (A) in the two (2) years prior to the date hereof, made any written claim to a third party alleging that such third party has infringed, misappropriated or otherwise violated any of its Intellectual Property, or (B) in the five (5) years prior to the date hereof, received any unresolved written claim from a third party alleging that it has infringed, misappropriated or otherwise violated any Intellectual Property of such third party; and (ii) no Company Entity or Affiliated Professional Entity has infringed, misappropriated or otherwise violated the Intellectual Property of any third party.

(d) Each of the Company Entities and Affiliated Professional Entities have implemented and maintained commercially reasonable security and other measures designed to protect all computers, networks, software and systems owned or controlled by a Company Entity or Affiliated Professional Entity and used in connection with the operation of their businesses (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to such Information Systems. Since January 1, 2023, there have been no material unauthorized intrusions or breaches of the security of the Information Systems.

(e) Each of the Company Entities and Affiliated Professional Entities have taken steps in accordance with applicable industry practice to protect the Intellectual Property owned by or purported to be owned by each of the Company Entities and Affiliated Professional Entities (the “Owned Intellectual Property”); none of the Company Entities and Affiliated Professional Entities have entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Owned Intellectual Property; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) restrict any of the Company Entities’ or Affiliated Professional Entities’ right to use any Owned Intellectual Property, (ii) restrict any Company Entities’ or Affiliated Professional Entities’ business, in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Owned Intellectual Property.

(f) Each of the Company Entities and Affiliated Professional Entities have taken steps in accordance with applicable industry practice designed to protect the Owned Intellectual Property, including all rights in confidential information and trade secrets. No confidential information or trade secrets owned by any of the Company Entities and Affiliated Professional Entities have been authorized to be disclosed or has actually been disclosed by the Seller to any third party other than pursuant to a written confidentiality contract restricting the disclosure and use thereof. Each of the Company Entities and Affiliated Professional Entities uses and has used all artificial intelligence based technologies in material compliance with all applicable Contracts and requirements of the Law.

(g) Except as set forth on Section 3.20(g) of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Company Entities and Affiliated Professional Entities, taken as a whole, the Company Entities and Affiliated Professional Entities do not distribute any Open Source Software, including software that is subject to an “open source”, “copyleft” or other similar type of license, including any license that is approved by the Open Source Initiative as set forth on www.opensource.org (the “Open Source Initiative”).

(h) The representations and warranties in this Section 3.20 and Section 3.11 (solely with respect to Material Contracts defined in subsection (i) of the definition thereof), are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, or otherwise relating to Intellectual Property matters.

Section 3.21 Healthcare Regulatory.

(a) No Company Entity or Affiliated Professional Entity is in violation of any Healthcare Law applicable to its business or operations, except for violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities or Affiliated Professional Entities. No circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would reasonably be expected to constitute or result in a violation by any Company Entity or Affiliated Professional Entity of, or a failure on the part of any Company Entity or Affiliated Professional Entity to comply with, any Healthcare Law applicable to any Company Entity or Affiliated Practice Group, or would give rise to any material obligation on the part of any Company Entity or Affiliated Practice Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2023, no Company Entity or Affiliated Professional Entity has received any written or, to the Company’s

Knowledge, oral notice or other communication from any Governmental Authority of any violation of any applicable Healthcare Law.

(b) None of the Company Entities or Affiliated Professional Entities is, or since January 1, 2023, has been, a party to, or has any ongoing reporting obligations pursuant to or under, any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, or settlement agreement with or imposed by any Governmental Authority with respect to any Healthcare Law.

(c) None of the Company Entities or Affiliated Professional Entities, nor any of their respective directors, officers, or employees, nor to the Company’s Knowledge, independent contractors or agents, have been (i) debarred, excluded, or suspended from, or are otherwise ineligible to participate in, any Federal Health Care Program or any other third-party payor program; (ii) been convicted of, charged with, indicted, or, to the Company’s Knowledge, investigated for a Federal Health Care Program related offense, or for a violation of any Healthcare Law; (iii) since January 1, 2023, notified in writing by a Governmental Authority of any material inquiry, investigation, or similar proceeding instituted by any Governmental Authority, been disciplined or sanctioned, or had discipline or sanctions proposed, by any Governmental Authority; or (iv) engaged in any activity likely to result in mandatory or permissive exclusion, suspension, or disbarment from any Federal Health Care Program.

(d) Each Company Entity and Affiliated Professional Entity is in material compliance with the conditions of participation of each third party payor program in which Company Entity or Affiliated Professional Entity participates (collectively, the “Company Payment Programs”). No Company Entity or Affiliated Professional Entity, in the past three (3) years, has received any written notice of any action from any Company Payment Program, to revoke, limit, or terminate its participation for cause. All billing practices of and claims submitted by each Company Entity and Affiliated Professional Entity with respect to all Company Payment Programs are in material compliance with all Healthcare Laws. Each Company Entity and Affiliated Professional Entity has timely paid or made provision to pay any identified overpayment received from any Company Payment Program.

(e) Since January 1, 2023, each employee and contractor of each Company Entity and Affiliated Professional Entity providing professional services to patients has been: (i) duly licensed, certified, registered, and qualified as required by applicable Healthcare Law and is qualified to provide such services by each Governmental Authority having jurisdiction over the provision of such services; and (ii) has not had any suspension, cancellation, revocation, withdrawal, modification, restriction, probation, or non-renewal of any such employee or contractor license or qualification. To Company’s Knowledge, there are no Actions pending or threatened relating to any employee or contractor license or qualification, except for routine audits or reviews.

(f) Each Company Entity and Affiliated Professional Entity maintains, and has maintained since January 1, 2023, a compliance program, including policies and procedures reasonably designed to cause each Company Entity and Affiliated Professional Entity and their respective directors, officers, employees, and agents to be in compliance with, to the extent applicable, all Healthcare Laws. Each Company Entity, Affiliated Professional Entity, and

to the Company’s Knowledge, all of their respective directors, officers, employees, and agents are in compliance in all material respects with such Company Entity’s and Affiliated Professional Entity’s compliance programs.

Section 3.22 Data Privacy and Security.

(a) The Company Entities and the Affiliated Professional Entities are in compliance in all material respects with applicable Information Privacy and Security Laws, contractual obligations and the Company Entities’ and Affiliated Professional Entities’ externally published written privacy policies, in each case relating to the collection, storage, use, disclosure and transfer of Personal Information collected or maintained by the Company Entities and Affiliated Professional Entities, respectively. The execution, delivery and performance of this Agreement and the other Transaction Documents will not conflict in any material respect with any applicable Information Privacy and Security Law. When acting as a Business Associate (as defined by HIPAA), the Company Entities have in effect agreements with each of their customers that are Covered Entities (as defined by HIPAA) or that are Business Associates that satisfy all of the requirements of HIPAA, and such agreements permit the Company Entities to operate the business of the Company Entities as they are presently conducted, and the Company Entities are not in material breach of any such agreements.

(b) The Company Entities and Affiliated Professional Entities have commercially reasonable physical, technical, and administrative safeguards in place to protect Personal Information collected by them from and against unauthorized access, use or disclosure. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities or Affiliated Professional Entities, the Company Entities and Affiliated Professional Entities have implemented reasonable backup and disaster recovery technology consistent with reasonable industry practices. The Company Entities and Affiliated Professional Entities have undertaken all material and necessary surveys, audits, inventories, reviews, analyses or assessments (including any material and necessary risk assessments and risk analyses) of all areas of their business and operations required by HIPAA and all other applicable Information Privacy and Security Laws.

(c) Since January 1, 2023, except as set forth in Section 3.22(c) of the Seller Disclosure Schedule, there have not been any material unauthorized uses or disclosures, security incidents or breaches involving the Company Entities, the Affiliated Professional Entities, or their employees, or to the Knowledge of the Company, any of their agents or contractors relating to any Personal Information maintained by or on behalf of the Company Entities or Affiliated Professional Entities in their possession or control (a “Security Incident”), nor have the Company Entities or Affiliated Professional Entities notified or been required by any applicable Information Privacy and Security Law to notify a Governmental Authority or affected individual in connection with any Security Incident.

(d) Since January 1, 2023, the Company Entities and Affiliated Professional Entities have not received any written, or to the Knowledge of the Company, oral complaint or notice of investigation, including but not limited to inquiries or other communications from the Department of Health and Human Services Office for Civil Rights, any Person, entity or

Governmental Authority regarding the Company Entities’ or the Affiliated Professional Entities’ compliance with applicable Information Privacy and Security Laws.

Section 3.23 Customers and Suppliers.

(a) Section 3.23(a) of the Seller Disclosure Schedule sets forth a correct list of the top ten (10) customers, by revenue, of the Company Entities and Affiliated Professional Entities (taken as a whole) as of the date hereof (“Material Customers”). From the date of the most recent balance sheet included in the Financial Statements to the date hereof, except as set forth on Section 3.23(a) of the Seller Disclosure Schedule, and to the Company’s Knowledge, there has been no material adverse change in the business relationship of any of the Company Entities or Affiliated Professional Entities with such Material Customers and none of the Material Customers has given any of the Company Entities or Affiliated Professional Entities written or, to the Company’s Knowledge, oral notice that it will terminate, suspend or materially alter its relationship with the Company Entities or Affiliated Professional Entities.

(b) Section 3.23(b) of the Seller Disclosure Schedule sets forth a correct list of the top ten (10) suppliers of the Company Entities and Affiliated Professional Entities (taken as a whole) as of the date hereof (“Material Suppliers”). From the date of the most recent balance sheet included in the Financial Statements to the date hereof, except as set forth on Section 3.23(b) of the Seller Disclosure Schedule, and to the Company’s Knowledge, there has been no material adverse change in the business relationship of any of the Company Entities or Affiliated Professional Entities with such Material Suppliers and none of the Material Suppliers has given any of the Company Entities or Affiliated Professional Entities written or, to the Company’s Knowledge, oral notice that it will terminate, suspend or materially alter its relationship with the Company Entities or the Affiliated Professional Entities.

Section 3.24 Affiliate Matters. Except (a) as set forth on Section 3.24 of the Seller Disclosure Schedule, (b) the Benefit Plans, (c) Contracts relating to labor and employment matters set forth on Section 3.16(a) of the Seller Disclosure Schedule, and (d) Contracts between or among the Company Entities and the Affiliated Professional Entities, there are no Liabilities of any Company Entity or any Affiliated Professional Entity to any Related Party. To the Knowledge of the Company, no Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by any of the Company Entities or any Affiliated Professional Entity in the conduct of its business. All transactions pursuant to which any Related Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, any Company Entity or any Affiliated Professional Entity have been on an arms-length basis.

Section 3.25 No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article III and Article IV, neither Seller nor any of its Affiliates (including the Company Entities), nor any of its or their respective former, current or future directors, officers, employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or any of its Subsidiaries (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Company and any of its Subsidiaries) to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other

Representatives, and Seller, on behalf of itself and its Affiliates (including the Company Entities), hereby disclaims any such other representations or warranties and all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives other than the express representations and warranties provided in this Article III.

Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as follows:

Section 4.01 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Seller has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.02 Authorization of Seller. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the other Transaction Documents to which it is or will at the Closing be a party will at the Closing be, duly executed and delivered by Seller and constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.03 Noncontravention. Assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution, delivery and performance by Seller of this Agreement nor the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Seller, or (b) assuming receipt of the Consents specified in Section 3.04 or Section 5.04 (or on such Sections of the Disclosure Schedules), to Seller’s Knowledge, violates any Law to which Seller is subject, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

Section 4.04 Ownership. Seller owns 100% of the issued and outstanding Company Interests, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the Company, (iii) for any restrictions on sales of securities under applicable securities Laws and (iv) for Permitted Liens.

Section 4.05 Brokers’ Fees. Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is or will at the Closing be a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.06 No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article IV, neither Seller nor any of its Affiliates (including the Company Entities), nor any of its or their respective former, current or future directors, officers, employees, equityholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives, and Seller, on behalf of itself and its Affiliates (including the Company Entities), hereby disclaims any such other representations or warranties and all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, equityholders, partners, members or other Representatives other than the express representations and warranties provided in this Article IV.

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.01 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware and Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.02 Authorization. Each of Buyer Parent and Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer Parent and Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Buyer Parent and Buyer. This Agreement has been, and the other Transaction Documents to which it is or will at the Closing be a party will at the Closing be, duly executed and delivered by each of Buyer Parent and Buyer and constitutes, or will at the Closing constitute, a legal, valid and binding obligation of each of Buyer Parent and Buyer, enforceable against each of Buyer Parent and Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.03 Noncontravention. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is or will at the Closing be a party by Buyer Parent or Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer Parent or Buyer, (b) violates or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer Parent, Buyer or any of their respective Subsidiaries is a party or by which any of their respective properties are bound or (c) assuming receipt of the Consents described in Section 5.04, violates any Law to which Buyer Parent, Buyer or any of their respective Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.04 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) as set forth on Section 5.04 of the Buyer Disclosure Schedule and (b) Consents not required to be made or given until after Closing.

Section 5.05 Financial Capacity. Buyer has, and will at all times until the consummation of the Closing have, sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with the terms of Article II, and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and the other Transaction Documents to which it is or will at the Closing be a party and perform its obligations hereunder and thereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to any of Buyer’s obligations hereunder. No funds to be paid to Seller have been derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

Section 5.06 Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.07 Litigation. (a) There are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates that would reasonably be expected to result in any Liability for Buyer that would, individually or in the aggregate, have a Material Adverse Effect on Buyer and (b) neither Buyer nor any of its Affiliates is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.08 Solvency. As of the Closing and immediately after consummating the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith), Buyer and its consolidated Subsidiaries (including the Company Entities), taken as a whole, will not (i) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable liability on their debts and Liabilities as they become absolute and matured), (ii) have unreasonably small capital with which to engage in their businesses or (iii) have incurred or plan to incur debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith) with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of their respective Subsidiaries.

Section 5.09 Brokers’ Fees. Except as set forth in Section 5.09 of the Buyer Disclosure Schedules, none of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller, the Company Entities or any of their respective Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.10 Information.

(a) Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except for the representations and warranties expressly set forth in Article IV.

(b) Buyer has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Company Interests and to enter into this Agreement and not on the advice of Seller or its legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, or any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives.

(c) Buyer, on behalf of itself and each of its Affiliates and its and their respective directors, officers, employees, equityholders, partners, members and other Representatives, acknowledges and agrees that (i) none of Seller or any Company Entity, or any of their respective Affiliates, agents or other Representatives, or any other Person, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III and by Seller in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities, (ii) none of Buyer, any of its Affiliates and any of its and their respective directors, officers, employees, equityholders, partners, members and other Representatives, has relied on or is relying on any representation, warranty or statement of any kind by Seller or any Company Entity, or any of their respective Affiliates, agents or other Representatives, or any other Person, beyond those expressly given by the Company in Article III and by Seller in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities, and (iii) each of Seller, the Company Entities, and each of their respective Affiliates, agents and other Representatives have specifically disclaimed and do hereby specifically disclaim any such representations or warranties made by any Person, beyond those expressly given by the Company in Article III and by Seller Article IV.

Article VI.
COVENANTS

Section 6.01 Conduct of the Business. Except (w) as expressly contemplated by this Agreement or the Transaction Documents (or the Bakotic Asset Purchase Agreement or the “Transaction Documents” thereunder), (x) as set forth in Section 6.01 of the Seller Disclosure Schedule, (y) with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), and (z) as required by applicable Law, Governmental Order, Permit, or Governmental Authority, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 10.01, the Company shall (i) conduct its business in the ordinary course of business and in compliance with all applicable Laws; and (ii) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with employees, customers, suppliers, distributors, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with any of the Company Entities) and retain the services of its present officers, directors and employees and (c) use commercially reasonable efforts to maintain in full force and effect all insurance policies described in Section 3.13. Without limiting the generality of the foregoing, except (w) as expressly contemplated by this Agreement or the Transaction Documents (or the Bakotic Asset Purchase Agreement or the “Transaction Documents” thereunder), (x) as set forth in Section 6.01 of the Seller Disclosure Schedule, (y) with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), and (z) as required by applicable Law, Governmental Order, Permit, Governmental Authority or any Contract to which any Company Entity or Affiliated Professional Entity is a party, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 10.01, none of the Company Entities shall:

(a) amend its Governing Documents;

(b) issue, grant or sell, or authorize the issuance, grant or sale of, any of its equity interests, or any securities convertible into its equity interests, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity interests;

(c) declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of any of its equity interests;

(d) adjust, split, combine, subdivide or reclassify any shares of its equity interests, as the case may be, or any option, warrant or similar right relating thereto;

(e) sell, lease, transfer, divest or otherwise dispose of any of its properties or assets that are material to the Company’s business, other than sales, leases, transfers, divestitures or dispositions in the ordinary course of business, of obsolete or unsalable inventory or equipment or of other properties or assets in an amount not to exceed $50,000;

(f) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the ordinary course of business;

(g) (i) incur any Indebtedness for borrowed money in addition to any Indebtedness outstanding on the date hereof or any renewals or extensions thereof, except for, or (ii) assume or guarantee any Indebtedness for borrowed money of any other Person other than in the ordinary course of business;

(h) except in the ordinary course of business, permitted in accordance with the terms of any Benefit Plans, or in connection with annual enrollment or renewal of group health or welfare plans or as required by Law: (i) materially increase the compensation payable or benefits provided to any employee of the Company; or (ii) establish, adopt, enter into or materially amend any material Benefit Plan; provided that, for the avoidance of doubt, the Company may, in connection with its ordinary course, increase base salaries in a manner consistent with its past practices;

(i) make any capital expenditure or enter into any Contract for a capital expenditure, individually or in the aggregate, in excess of the Company’s existing capital expenditure budget;

(j) enter into or amend any Contract with any Related Party other than any Contract entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s-length basis, and relating to employment or the provision of goods or services;

(k) adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Documents;

(l) accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;

(m) initiate, settle, agree to settle, waive or compromise any Action where the amount in dispute exceeds $200,000;

(n) materially accelerate or defer the purchase of fixtures, equipment, leasehold improvements, or other capital expenditures;

(o) except in connection with transfer of employment of employees pursuant to the Bakotic Asset Purchase Agreement, hire, appoint or terminate any director or officer of any Company Entity except as required by the terms of this Agreement or for “cause” pursuant to the Company Entities’ regular practices (provided that, to the extent that “cause” is defined in an applicable employment agreement, “cause” shall have the meaning set forth in such employment agreement with respect to such individual);

(p) (i) make, change or rescind any entity classification or other election relating to Taxes (including, for avoidance of doubt, any election pursuant to Treasury Regulation Section 301.7701-3(c)), (ii) settle or compromise any claim, controversy or action relating to Taxes, (iii) make any change to (or make a request to any Governmental Authority to change) any of its methods of Tax accounting, (iv) amend, refile or otherwise revise any previously filed Tax Return, (v) prepare any Tax Return in a manner inconsistent with past practices, (vi) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (vii) surrender any right to claim a refund, offset or other reduction in Tax liability, or (viii) enter into a Tax sharing agreement;

(q) take or omit to take any action which, if taken or omitted to be taken between the Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Section 3.07; or

(r) agree to take any of the foregoing actions.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any of the Company Entities’ or any of the Affiliated Professional Entities operations prior to the Closing Date. Prior to the Closing Date, each of the Company Entities and

Affiliated Professional Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

Section 6.02 Confidentiality.

(a) The parties agree to hold confidential all Confidential Information (as such term is defined in the Confidentiality Agreement) confidential in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and until the consummation of the Closing, and shall survive any termination of this Agreement in accordance with its terms.

(b) The Seller acknowledges that the success of the Company Entities after the Closing Date depends upon the preservation of the confidentiality of the Company Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Company Confidential Information is an essential premise of the bargain between the Parties and Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.02(b). Accordingly, the Seller shall and shall use its commercially reasonable efforts to cause its Affiliates and their respective Representatives to, keep confidential all documents and information involving or relating to the Company or its business (the “Company Confidential Information”), unless (a) compelled to disclose by competent judicial process so long as, to the extent permissible, reasonable prior notice of such disclosure is given to Buyer and the Company and a reasonable opportunity is afforded Buyer and the Company to contest the same at their own cost or (b) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereby. Company Confidential Information does not include any document or information which (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 6.02(b) by the receiving party or its Representatives, (ii) was available to the receiving party or any of its Representatives on a non-confidential basis prior to its disclosure hereunder, (iii) becomes available to the receiving party or any of its Representatives on a non-confidential basis from a person not known by the receiving party or such Representative to be under an obligation not to transmit the information to the receiving party or such Representative or (iv) is independently developed by the receiving party or any of its Representatives without reference to any of the Company Confidential Information. Notwithstanding the foregoing, notice to Buyer and the Company shall not be required and disclosure shall be permitted where disclosure is made (A) in response to a request by a regulatory or self-regulatory authority, (B) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the Company Entities or this Agreement, (C) to the Seller’s or any of its Affiliates’ respective Representatives or (D) by Seller or any of its Affiliates to prospective limited partners and investors in connection with their fundraising, marketing and reporting activities. The provisions of this Section 6.02(b) shall survive the Closing Date for three (3) years thereafter.

Section 6.03 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as the other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Section 7.01 or Section 7.02, as applicable, to be fully satisfied.

(b) Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company Entities) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyer, causing the Company Entities to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 6.04 Public Announcements. Parent, Holdings, the Company and Seller agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of Parent, Holdings, the Company or Seller without the prior written consent of Buyer, except (i) in accordance with this Section 6.04 and (ii) each of the Company Entities may make announcements from time to time to their respective employees, customers, suppliers and other business relations or as required by the terms of this Agreement or the Bakotic Asset Purchase Agreement. Parent, Holdings, the Company and Seller agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by Law or for purposes of compliance with financial reporting obligations, in which case such Party will, allow the Buyer reasonable time to comment on such release or announcement in advance of such release or announcement and such Party will consider in good faith any such comments thereto by Buyer; provided that the Parent, Holdings, the Company and Seller may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as such Party shall be responsible to the other Party for breach of this Section 6.04 or such confidentiality obligations by the recipients of its disclosure). Buyer and Seller further acknowledge and agree that CCP may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors in connection with their fundraising, marketing and reporting activities. Notwithstanding anything herein to the contrary: (i) Buyer shall be permitted to make any announcement and/or issue any press release concerning this Agreement, the Bakotic Asset Purchase Agreement and the transactions contemplated hereby and thereby in its sole discretion; provided, however, that unless otherwise required under applicable law or reporting requirements, Buyer shall obtain CCP’s approval (not to be unreasonably withheld, conditioned or delayed) before making any announcement or issuing a press release making reference to “Consonance” or any derivative thereof; and (ii) in the event Buyer makes a public announcement and/or issue any press release concerning this Agreement, the Bakotic Asset Purchase Agreement and/or the transactions contemplated hereby that disparages CCP in a manner that could reasonably be deemed to have a material negative impact on its business or reputation CCP shall be entitled to respond publicly to such announcement and/or press release.

Section 6.05 Access to Information; Preservation of Records.

(a) Subject to the requirements of applicable Law, the Company and each of the Company Entities shall afford to Buyer and Buyer’s Representatives, from time to time prior to the earlier of (i) the Closing Date or (ii) the termination of the Agreement pursuant to Section 10.01, reasonable access during normal business hours upon reasonable advance notice to the Company Entities’ facilities, books, records and reports (in each case, whether in physical or electronic form) as Buyer may reasonably request; provided, however, that any such access shall be conducted during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the business of the Company Entities; provided, further, that none of Buyer, or any of its Representatives shall conduct any environmental site assessment (including any Phase I environmental site assessment), compliance evaluation or investigation with respect to any property of Seller or any of the Company Entities or Affiliated Professional Entities without the prior written consent of Seller (it being understood and agreed that Seller, the Company Entities or the Affiliated Professional Entities, as applicable, may have no such authority, whether contractual or otherwise, to consent to such undertakings with respect to such property and, in the event Seller consents to any such activity, Buyer and its Representatives shall in no event conduct any invasive or subsurface investigation or testing of any environmental media). None of Buyer, any of its Affiliates or any of their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or other Persons (or any of the Representatives of any of the foregoing) that have business relationships with any of the Company Entities, any of Affiliated Professional Entities or any Governmental Authority or Representatives thereof, in connection with this Agreement, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller. Any access to the offices, properties, books and records of the Company Entities shall be subject to the following additional limitations: (i) none of Buyer, any of its Affiliates or any of their respective Representatives shall damage any property or assets of any of the Company Entities or any of Affiliated Professional Entities or any portion thereof; and (ii) Buyer, its Affiliates, and their respective Representatives, as applicable, shall use their commercially reasonable efforts to perform all on-site reviews and all communications with any Person in a reasonably expeditious and efficient manner. Notwithstanding anything herein to the contrary, none of the Seller or the Company Entities shall be required to provide any access or information to Buyer, any of its Affiliates or any of their respective Representatives, (w) which Seller or any of the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, (x) which constitutes or allows access to information protected by attorney-client or other privilege or protection, (y) which Seller or any of its Affiliates (or, prior to the Closing, any of the Company Entities or Affiliated Professional Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party or by reason of any fiduciary duty or which would otherwise expose Seller or any of its Affiliates (or, prior to the Closing, any of the Company Entities or Affiliated Professional Entities) to Liability, or (z) without limiting any of the Parties’ rights to discovery, which Seller or any of its Affiliates (or, prior to the Closing, any of the Company Entities or Affiliated Professional Entities) reasonably believes should not be provided to Buyer, any of its Affiliates, or any of its or their respective Representatives in connection with any Action or threatened Action between or among Buyer, any of its Affiliates, or any of its or their respective Representatives, on the one hand, and Seller or any of its Affiliates (or, prior to the Closing, any of the Company Entities or Affiliated Professional Entities), on the other hand.

Neither the auditors and independent accountants of Seller, any of their respective Affiliates or any Company Entity or Affiliated Professional Entity shall be obligated to make any work papers available to Buyer, any of its Affiliates, or any of its or their respective Representatives unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. For the avoidance of doubt, any such work papers made available to Buyer, any of its Affiliates, or any of its or their respective Representatives who has signed a customary confidentiality agreement and hold harmless agreement shall be provided at no cost.

(b) From the date hereof until the earlier of the termination of this Agreement pursuant to Section 10.01 and the Closing Date, the Company shall use commercially reasonable efforts to provide, within twenty (20) calendar days after the end of each month, or as promptly as practicable thereafter, Buyer with a copy of the true and correct unaudited balance sheets and related statements of income and cash flows of Holdings as of and for the period ended the most-recent month-end prepared using Holdings’ books and records and in accordance with GAAP consistently applied, together with a copy of the standard monthly reporting package provided to the Company’s management.

(c) From and after the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Seller all books, records, Tax Returns and documents of or to the extent relating to any of the Company Entities or their respective businesses (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than, without limiting any right to discovery, any Action between Seller or any of its Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other hand, with respect to this Agreement or the transactions contemplated hereby), (ii) preparing reports to equityholders and Governmental Authorities or (iii) such other purposes for which access to such documents is determined by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing and filing Tax Returns (and any related work papers) of Seller (and not, for the avoidance of doubt, any Tax Return of a Company Entity) or responding to, participating in or disputing any Tax audit or other proceeding with respect to Taxes of Seller (and not, for the avoidance of doubt, any Tax audit or other proceeding with respect to Taxes of any Company Entity) or its direct or indirect owners, or the determination of any matter relating to the rights and obligations of Seller or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not unduly interfere with the normal operations of Buyer, its Affiliates, Company Entities and the reasonable out-of-pocket expenses of Buyer, its Affiliates and Company Entities incurred in connection therewith shall be paid by Seller. Buyer shall cause each Company Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) ten (10) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, if at the end of any such period Buyer proposes to destroy or dispose of any such Tax Returns, books, records and other documents, Buyer will first offer in writing to surrender, or cause the surrender of, any such Tax Returns, books, records and other documents to Seller (at Seller’s expense).

(d) For a period of seven (7) years after the Closing Date, Seller shall make or cause to be made available to Buyer all books, records and documents of Seller relating to the business of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.05(a); provided, however, that access to such books, records, documents and employees shall not unduly interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Buyer.

Section 6.06 Tax Matters.

(a) For purposes of this Agreement, in the case of any Taxes imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to equal (i) in the case of real or personal property Taxes or other similar Taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of any other Taxes, the amount of Taxes that would be payable based on an interim closing of the books of the applicable Company Entity as of the end of the day on the Closing Date; provided that exemption, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be apportioned on a pro rata basis.

(b) Pre-Closing Tax Period Tax Returns.

(i) Seller shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any valid extensions of a required filing date) (A) all Seller Consolidated Returns, and (B) all Tax Returns required to be filed by the Company Entities relating solely to taxable periods ending on or before the Closing Date which are required to be filed on or before the Closing Date (each, a “Seller Prepared Tax Return”). Each such Seller Prepared Tax Return shall be prepared in a manner consistent with the most recent past practices of the applicable Company Entity with respect to such Seller Prepared Tax Returns unless otherwise required by applicable Law. For the avoidance of doubt, Seller shall pay, or cause to be paid, any Taxes associated with Tax Returns described in Section 6.06(b)(i)(A). A draft of each Seller Prepared Tax Return that is an income Tax Return described in the preceding clause (B) shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent reasonably requested by the Buyer, supporting documentation thereto) for its review and comment at least twenty (20) days prior to the due date of such Seller Prepared Tax Return (taking into account any applicable extension) and Seller shall consider in good faith any reasonable comments with respect to such Seller Prepared Tax Return provided by Buyer to Seller within ten (10) days of receipt of the applicable Seller Prepared Tax Return.

(ii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Entities for any Pre-Closing Tax Period that are first due (taking into account any applicable extensions to file) after the Closing Date other than the Seller Prepared Tax Returns (for the avoidance of doubt, excluding the Seller Consolidated Returns) (a “Buyer Prepared Tax Return”). Each Buyer Prepared Tax Return with respect to a taxable period beginning on or before the Closing Date shall be prepared in a manner consistent with the most recent past practices of the applicable Company Entity with respect to such Buyer Prepared Tax Returns unless otherwise required by applicable Law.

(c) From and after the Closing Date, without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), none of Buyer, any of its Affiliates (including any Company Entity), or any Representatives thereof, shall (i) amend or approve or consent to the amendment of any Tax Return for a Pre-Closing Tax Period, (ii) enter into a voluntary disclosure or similar agreement with respect to any of the Company Entities with a Tax authority with respect to a Pre-Closing Tax Period or (iii) make, change, approve or consent to any Tax election with respect to any Company Entity for a Pre-Closing Tax Period, in each case, to the extent such action would reduce the Purchase Price (as finally determined in accordance with Section 2.06) or trigger a Tax for Seller or its Affiliates. Without limiting the foregoing, Buyer and its Affiliates shall not make any election under Section 336 or Section 338 of the Code or under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) with respect to the transactions contemplated by this Agreement.

(d) Buyer and Seller shall reasonably cooperate, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes by taking such actions as, but limited to, (i) assisting any other Party hereto in preparing and filing any Tax Returns relating to the Company Entities that such other Party is responsible for preparing and filing; (ii) cooperating in preparing for any Action with respect to Taxes with respect to the Company Entities, or any dispute with any Governmental Authority and any liability for Taxes, in each case with respect to the Company Entities; (iii) cooperating in connection with the preparation of financial statements or other documents to be filed with any Governmental Authority, in each case with respect to the Company Entities; and (iv) making available to the other Parties, and to any Governmental Authority, as reasonably requested all information, records and documents relating to Taxes relating to the Company Entities (at the cost and expense of the requesting Party). For the avoidance of doubt, the cooperation noted in this Section 6.06(d) shall include, to the extent reasonably requested, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 6.06(d).

(e) Any Tax refunds, credits and similar benefits of Taxes of or with respect to any of the Company Entities that are set forth on Section 6.06(e) of the Seller Disclosure Schedule (collectively, “Tax Refunds”) shall be for the account of Seller to the extent such Tax Refund was not (i) included as an asset (or an offset to a liability) in the Accrued Tax Liability Amount or Adjusted Working Capital, each as finally determined, or (ii) a result of the carryback of a Tax attributable to a taxable period (or portion thereof) beginning after the Closing. To the extent such Tax Refunds are actually received by Buyer or any of its Affiliates (including, after the Closing, any of the Company Entities), Buyer shall pay, or cause to be paid, to Seller promptly after receipt of any Tax Refund an amount equal to such Tax Refund (plus any interest received from a Governmental Authority), net of any reasonable and documented out-of-pocket expenses, including Taxes, incurred by Buyer or an Affiliate as a result of receiving such Tax Refund. If all or any portion of any Tax Refund previously paid to Seller pursuant to this Section 6.06(e) is required to be repaid to a Governmental Authority or is subsequently disallowed by a Governmental Authority, Seller shall be required to promptly repay Buyer the amount of such Tax Refund required to be repaid to such Governmental Authority or subsequently disallowed by such Governmental Authority (but in any event, not exceeding the amount of such Tax Refund that was previously paid by Buyer to Seller pursuant to this Section 6.06(e)). Any such Tax Refund paid by Buyer pursuant to this Section 6.06(e) shall be treated as additional Purchase Price paid by Buyer for all Tax and other purposes and shall be treated as such by all Parties on their Tax Returns, to the extent permitted by applicable Law. For the avoidance of doubt, Buyer shall not be required to amend any Tax Return for a Pre-Closing Tax Period in order to obtain a Tax Refund payable pursuant to this Section 6.06(e).

(f) For U.S. federal income tax purposes (and any applicable corresponding state and local income tax purposes), the Parties intend that the exchange of Company Interests for the Purchase Price pursuant to this Agreement constitutes a sale or exchange of such Company Interests under Section 1001 of the Code for the Purchase Price (the “Intended Tax Treatment”). Each of the Parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination by a state or local Tax Governmental Authority). Each of the Parties agrees to promptly notify each other Party in writing of any challenge to the Intended Tax Treatment by any Governmental Authority.

Section 6.07 Insurance.

(a) Buyer acknowledges and agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions of directors, managers and officers of the Company Entities occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, as provided in the Company Entities’ respective Governing Documents, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of at least six (6) years after the Closing.

(b) Prior to the Closing Date, the Company shall obtain a prepaid extended reporting period or tail policy insuring the current and former officers or directors of the Company under the current program of directors’ and officers’ liability insurance maintained by the Company which shall be effective commencing with the Closing Date and end six (6) years thereafter (the “D&O Tail Insurance”); provided that, if the annual premium for the D&O Tail Insurance would exceed three hundred percent (300%) of such current annual rate, the Company shall procure the maximum coverage which shall then be available at an annual premium equal to three hundred percent (300%) of such rate (unless otherwise consent to in writing by Seller and Buyer). Seller and Buyer shall each bear fifty percent (50%) of the cost of such insurance coverage and such costs of Seller, to the extent not paid prior to the Closing Date, shall be included in the determination of the Outstanding Seller Transaction Expenses. Buyer shall not and shall not allow the Company to amend, waive, modify or terminate the D&O Tail Insurance.

(c) For a period of six (6) years following Closing, Buyer shall maintain in effect any and all such exculpation, indemnification and advancement of expenses provisions in effect immediately prior to the Closing and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were directors, managers and officers of any of the Company Entities; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. Buyer agrees that any indemnification and advancement of expenses available to any current or former director of the Company or any of its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Buyer, the Company and its Subsidiaries pursuant to this Section 6.07 and that Buyer, the Company and its Subsidiaries shall (i) be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 6.07, (ii) be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by this Section 6.07 and (iii) not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 6.07. Buyer shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 6.07.

(d) In the event Buyer or any of the Company Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such Company Entities, as applicable, shall assume the obligations set forth in this Section 6.07.

(e) The provisions of this Section 6.07 (i) shall survive consummation of the Closing, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, their successors, heirs and their representatives and (iii) are in addition to, and not in substitution for, any other rights to exculpation, indemnification, advancement or reimbursement of expense, or contribution that any such Person may have by Contract, applicable Law or otherwise.

Section 6.08 Termination of Affiliate Contracts. On or prior to the Closing Date, the Company has caused the Affiliate Contracts listed on Section 6.08 of the Buyer Disclosure Schedule to be terminated without any further force or effect from and after the Closing.

Section 6.09 R&W Insurance Policy. In the event Buyer or any of its Affiliates has elected or in the future elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement, the Bakotic Asset Purchase Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement or the Bakotic Asset Purchase Agreement (such policy, the “R&W Insurance Policy”), (a) all costs and expenses related to such R&W Insurance Policy shall be borne solely by Buyer or such Affiliate; provided that the cost of the premium for the R&W Insurance Policy, together with all Taxes and application, underwriting or similar fees or expenses in connection with such R&W Insurance Policy, shall be paid fifty percent (50%) by Seller (as an Outstanding Seller Transaction Expense) and by the “Sellers” (as defined in the Bakotic Asset Purchase Agreement) (as an “Outstanding Seller Transaction Expense” thereunder) in the aggregate, on the one hand, and fifty percent (50%) by Buyer, on the other hand; provided, further, that in no event shall Seller’s and the “Sellers’” (as defined in the Bakotic Asset Purchase Agreement) aggregate share of fess or expenses in connection with such R&W Insurance Policy exceed $142,500.00, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the R&W Insurance Policy industry), (c) Buyer shall provide the Seller and its Representatives a reasonable opportunity to review the R&W Insurance Policy and provide reasonable comments in advance of binding coverage, (d) such R&W Insurance Policy shall expressly waive any claims of subrogation (except in the case of Damages resulting from Fraud with respect to the making of the representations and warranties contained in Article III or Article IV of this Agreement (in each case, as qualified by the Seller Disclosure Schedule)) against the Company or Seller, (e) Seller shall be intended third party beneficiaries of the R&W Insurance Policy, (f) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing, and (g) Seller and the Company shall reasonably cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain and bind the R&W Insurance Policy.

Section 6.10 Regulatory Consents; Regulatory Filings.

(a) As promptly as reasonably practicable after the Effective Date, each of the Parties, shall, and shall cause their respective Affiliates to, provide any required notices to, and make any other required filings with, all Governmental Authorities required to consummate the transactions contemplated by this Agreement. Subject to applicable Law, upon request of any such Governmental Authorities, each Party shall, and shall cause its Affiliates to, promptly provide such Governmental Authority with any additional information and documentary material that may reasonably be requested by such Governmental Authority in connection with the transaction contemplated by this Agreement. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.

(b) The Seller shall promptly furnish to Buyer, and Buyer shall promptly furnish to the Seller, all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made by the other party as contemplated by this Agreement. Each party, in a manner that protects attorney-client or attorney work product privilege, will (i) promptly notify the other party of any written communication to that party from any Governmental Authority (in each case, solely with respect to the transactions contemplated by this Agreement) and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and consider for inclusion in good faith the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, to the extent permitted by such Governmental Authority, it consults with the other party in advance and gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, in connection with the transactions contemplated by this Agreement, except, in the case of subsections (i) or (iii), that any materials concerning Buyer’s valuation of the Company, the Seller’s evaluation of the transaction, personal (including financial) information, internal financial information or competitively sensitive information may be redacted.

(c) Each of Seller and Buyer shall, and shall cause their respective Affiliates to, promptly take, in order to consummate the transactions contemplated by this Agreement as promptly as practicable, all actions necessary to obtain, prior to the Closing Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the transactions contemplated by this Agreement. Buyer shall, and shall cause its Affiliates to, respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents.

Section 6.11 No Solicitation of Other Bids.

(a) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 10.01, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company Entities) or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, facilitate. knowingly encourage or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company Entities) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than Buyers, its Affiliates and their respective Representatives) conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Company Entities; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any of the Company Entities; or (iii) the sale, lease, exchange or other disposition of any significant portion of any of the Company Entities’ properties or assets.

(b) In addition to the other obligations under this Section 6.11, Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 6.11 shall include having such provision specifically enforced by any court having equity jurisdiction in accordance with Section 8.01, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.12 Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any of the Company Entities or encourage any such employee to leave such employment or hire any such employee, except (i) pursuant to a general solicitation such as newspaper advertisements or job fairs, or recruitment efforts by a recruiting agency, in each case which is not directed specifically to any such employees, (ii) the solicitation of any such individual who approaches Seller or any of its Affiliates on such individual’s own initiative, or (iii) the hiring, employment or engagement of any such individual who is solicited under clauses (i), (ii) or (iii) above; provided that nothing in this Section 6.12(a) shall prevent Seller or any of its Affiliates from hiring any employee whose employment has been terminated with the applicable Company Entity or Buyer.

(b) Seller acknowledges that a breach or threatened breach of this Section 6.12 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Seller acknowledges that the restrictions contained in this Section 6.12 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.13 Delivery of Data Room Materials. Within five (5) Business Days following the Closing Date, Seller shall deliver (or cause to be delivered) to Buyer two (2) USB flash drives containing a copy of all documents that were posted to the electronic data room maintained by or on behalf of Seller as such data room existed as of the Closing Date.

Section 6.14 Financial Statements. In the event that the Closing has not occurred on or before March 31, 2026, Seller shall deliver to Buyer the audited financial statements of Holdings and its Subsidiaries for the year ended December 31, 2025 (the “2025 Audited Financial

Statements”). In connection with the delivery of the 2025 Audited Financial Statements, Buyer shall pay the lesser of (i) fifty percent (50%) of all costs and expenses related to the preparation of the 2025 Audited Financial Statements, and (ii) $50,000.00.

Section 6.15 Third Party Consents; Support Obligations.

(a) The Parties shall use their commercially reasonable efforts to obtain, as promptly as practicable after the date hereof and in any event prior to the Closing, the consent, approval and waiver, as applicable, of all Persons (other than any Governmental Authority) required in connection with the consummation of the transaction contemplated hereby, including those pursuant to any Contract or Real Property Lease of any of the Company Entities; provided that (i) in no event shall Seller or any of its Affiliates (including, prior to the Closing, any of the Company Entities) be required to provide any monetary payment or other benefit to secure any such consent and (ii) in no event shall Buyer or any of its Affiliates be required to provide any material monetary payment or other material benefit to secure any such consent. Buyer, Seller and the Company shall each provide each other with drafts of any such consent, approval or waiver reasonably in advance of the execution and delivery thereof, and Buyer, Seller and the Company shall each provide the other a reasonable opportunity to review and comment thereon, which comments Buyer shall consider in good faith. Buyer, Seller and the Company shall each reasonably cooperate with each other to obtain each such consent, approval and waiver, as applicable.

(b) Without limiting the generality of Section 6.15(a), Buyer shall, as promptly as practicable after the date hereof and in any event prior to the Closing, replace, or cause to be replaced, effective as of the Closing, the letter of credit outstanding under the Credit Agreement (the “Letter of Credit”), and effect a full release of Seller and its Affiliates (other than the Company Entities) and their sureties and letter of credit issuers therefrom. To the extent the Letter of Credit is not replaced and the Seller and its Affiliates (other than the Company Entities), and their sureties and letter of credit issuers, are not fully released therefrom at or prior to Closing in accordance with this Section 6.15: (i) Buyer shall continue to use commercially reasonable efforts to promptly replace, or cause to be replaced the Letter of Credit and effect a full release of the Seller and its Affiliates (other than the Company Entities) and their sureties and letter of credit issuers therefrom, and (ii) if the Letter of Credit is drawn upon or called after the Closing, Buyer shall promptly reimburse Seller to the extent the Letter of Credit is drawn upon or called and either (x) Seller or any of its Affiliates makes any payment or is obligated to reimburse the party issuing the Letter of Credit for the applicable drawn or called amount (including any related fees, penalties or interest that may be incurred in connection with the drawing or calling of the Letter of Credit) or (y) any cash collateralizing the Letter of Credit is reduced. Furthermore, during the period beginning on the Closing Date and ending on the date on which Seller and its Affiliates (other than the Company Entities), and their sureties and letter of credit issuers, no longer directly or indirectly retain, remain liable for or have any credit exposure with respect to the Letter of Credit, Buyer shall reimburse to Seller and its Affiliates (other than the Company Entities), on a monthly basis (promptly following the end of each month), the interest on the aggregate outstanding amount of the Letter of Credit that Seller or any of its Affiliates directly or indirectly incur, at a rate equal to the interest rate that Seller or any such Affiliate, as applicable, is responsible to pay with respect to the Letter of Credit (if any). Seller shall reasonably cooperate with Buyer in Buyer’s efforts to replace, or cause to be replaced the Letter of Credit and effect a full release of the Seller and its Affiliates (other than the Company Entities) and their sureties and letter of credit issuers therefrom.

For the avoidance of doubt, any cash collateralizing the Letter of Credit shall be for solely the benefit of Seller and, in the event that for any reason Buyer or any of its Affiliates (including, after the Closing, any of the Company Entities) receives any such cash, Buyer shall or shall cause such Affiliate, as applicable, to promptly pay to Seller such cash within five (5) Business Days after receipt thereof.

Section 6.16 Section 280G. No later than five (5) days prior to the Closing Date, the Company will seek Stockholder approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, of all payments or benefits to or with respect to each disqualified individual (as defined in Section 280G(c) of the Code and regulations thereunder) that, in the absence of such Stockholder approval, could reasonably be expected to, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations thereunder (“Section 280G Payments”). Prior to the Closing Date, the Company will solicit written waivers from each such disqualified individual of all payments or benefits payable to such disqualified individual that, in the absence of the aforementioned Stockholder approval would constitute Section 280G Payments; provided that, for the avoidance of doubt, a failure to secure a waive shall not, in and of itself, constitute a breach of this Section 6.16. The Parties agree acknowledge that this Section 6.16 shall not apply to any agreement, contract, arrangement or plan entered into by and between Buyer or any of its Affiliates and an employee of the Company Entity (collectively, the “Buyer Arrangements”), unless (x) such Buyer Arrangement is disclosed (with such disclosure to include a description and value) to the Company no less than ten (10) days prior to the Closing, or (y) to the extent Buyer provides misinformation or Buyer’s omission of information has resulted in misinformation with respect to the Buyer Arrangements, such that disclosure under this Section 6.16 does not satisfy the adequate disclosure and approval requirements of Section 280G of the Code, then compliance with this Section 6.16 shall be determined as if such Buyer Arrangement had not been entered into.

Article VII.
CONDITIONS TO CLOSING

Section 7.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) of the following conditions at or prior to the Closing:

(a) (i) Other than the representations and warranties of the Company and Seller contained in Section 3.01, Section 3.03, Section 3.18, Section 4.01, Section 4.02, Section 4.04 and Section 4.05 (the “Seller Fundamental Representations”) and the representations and warranties of the Company contained in Section 3.07(y)(iii), the representations and warranties of the Company and Seller contained in this Agreement and any certificate delivered pursuant hereto (disregarding all qualifications contained herein relating to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be true and correct in all respects would not have a Material Adverse Effect; (ii) the Seller Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) the representations and warranties of the Company and Seller contained in Section 3.07(y)(iii) shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);

(b) the Company Entities and Seller will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing;

(c) since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(d) (i) no judgment, decree or order shall have been entered and not withdrawn by a Governmental Authority that would prevent the consummation of the Closing, declare unlawful the Closing or cause the Closing to be rescinded, and (ii) no Law shall be in effect which would prevent or prohibit the Closing;

(e) the regulatory requirements set forth on Section 7.01(e) of the Buyer Disclosure Schedule shall have been satisfied and all applicable waiting periods thereof shall have been terminated;

(f) the “Closing” contemplated by and as defined in the Bakotic Asset Purchase Agreement and the “Closing” contemplated by and as defined in the Tripoint Purchase Agreement shall have been, or shall be concurrently with the Closing hereunder, consummated in accordance with its terms; and

(g) the Company or Seller, as applicable, shall have delivered, or caused to be delivered, to Buyer the deliverables contemplated by Section 2.04.

Section 7.02 Conditions to Seller’s and the Company’s Obligations. The obligation of Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller and the Company) of the following conditions at or prior to the Closing:

(a) (i) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.09 (the “Buyer Fundamental Representations”), the representations and warranties of Buyer contained in this Agreement and any certificate delivered pursuant hereto (disregarding all qualifications contained herein relating to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of such representations and warranties to be true and correct in all respects would not have a Material Adverse Effect; and (ii) the Buyer Fundamental Representations shall be true and correct in all respects but de minimis respects on and as of the Effective Date and on and as of the Closing Date

with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);

(b) Buyer will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing;

(c) (i) no judgment, decree or order shall have been entered and not withdrawn by a Governmental Authority that would prevent the consummation of the Closing, declare unlawful the Closing or cause the Closing to be rescinded, and (ii) no Law shall be in effect which would prevent or prohibit the Closing;

(d) the regulatory requirements set forth on Section 7.01(e) of the Buyer Disclosure Schedule shall have been satisfied and all applicable waiting periods thereof shall have been terminated;

(e) the “Closing” contemplated by and as defined in the Bakotic Asset Purchase Agreement and the “Closing” contemplated by and as defined in the Tripoint Purchase Agreement shall have been, or shall be concurrently with the Closing hereunder, consummated in accordance with its terms; and

(f) the Buyer shall have delivered, or caused to be delivered, to Seller and the Company the deliverables contemplated by Section 2.05.

Article VIII.
SPECIFIC PERFORMANCE; RELEASE

Section 8.01 Specific Performance.

(a) Notwithstanding anything in this Agreement to the contrary, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at law, and therefore in the event of any such breach or threatened breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive) and without proof of damages or the necessity of demonstrating the inadequacy of monetary damages, be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled (which shall be cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity), (ii) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, the Parties acknowledge that the exercise by a Party of any one remedy conferred hereunder, by law or equity will not preclude the exercise of any other remedy.

(b) The Parties hereby further acknowledge and agree that, (i) Seller shall be entitled, in addition to any other remedy to which it might be entitled (which shall be cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity), to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement by Buyer and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither Seller nor the Company would have entered into this Agreement.

Section 8.02 Waiver and Release.

(a) Effective as of the Closing, Buyer, for itself and each of its Affiliates (including the Company Entities and Affiliated Professional Entities) and its and their respective former, current or future directors, officers, employees, general or limited partners, mangers, members, direct or indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against Seller or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, but excluding any employee of the Company Entities, a “Buyer Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to any of the Company Entities, the ownership of the Company Interests, the business or the operation, management, use or control of the businesses of the Company Entities or the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that nothing contained in this Section 8.02(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement, any other Transaction Document, any Affiliate Contract (other than those listed on Section 6.08 of the Buyer Disclosure Schedule) or the Bakotic Asset Purchase Agreement (or any “Transaction Document” thereunder). Each Buyer Releasee to whom this Section 8.02 applies shall be a third party beneficiary of this Section 8.02.

(b) Effective as of the Closing, Seller, for itself and each of its Affiliates and its and their respective former, current or future directors, officers, employees, general or limited partners, mangers, members, direct or indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Seller Releasor” and, together with the Buyer Releasors, each, a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against Buyer or any of its Affiliates (including the Company Entities after the Closing) or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Seller Releasee” and, together with the Buyer Releasees, each, a “Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to any of the Company Entities, the ownership of the Company Interests, the business or the operation, management, use or control of the businesses of the Company Entities or the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that nothing contained in this Section 8.02(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement, any other Transaction Document or the Bakotic Asset Purchase Agreement (or any “Transaction Document” thereunder). Each Seller Releasee to whom this Section 8.02 applies shall be a third party beneficiary of this Section 8.02.

(c) Seller, for itself and on behalf of the other Seller Releasors, and Buyer, for itself and on behalf of the other Buyer Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any applicable Releasees, based upon any matter purported to be released hereby.

(d) Without in any way limiting any of the rights and remedies otherwise available to any Releasees, Seller, for itself and on behalf of the other Seller Releasors, and Buyer, for itself and on behalf of the other Buyer Releasors, shall indemnify and hold harmless each of the applicable Releasees from and against any Liabilities or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Seller or Buyer or any other Seller Releasor of any Liability or other matter purported to be released pursuant to this Section 8.02 or (ii) the assertion by any third party of any claim or demand against any applicable Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Seller or Buyer or any other Seller Releasors against such third party of any Liabilities or other matters purported to be released pursuant to this Section 8.02.

(e) Without limiting the foregoing, Seller, for itself and on behalf of the other Seller Releasors, and Buyer, for itself and on behalf of the other Buyer Releasors, expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE

RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Article IX.
NO SURVIVAL

Section 9.01 No Survival. None of the representations, warranties, covenants and other agreements in this Agreement or any certificates delivered pursuant to this Agreement shall survive the Closing, except for such covenants and agreements contained herein which by their terms expressly apply in whole or in part after the Closing and then only in accordance with their respective terms. Without limiting the generality of the foregoing, the Parties hereby acknowledge that:

(a) the provisions of and the limitations of remedies provided in Section 8.02 and this Article IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(b) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents;

(c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction;

(d) Buyer hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated hereby; and

(e) after the Closing, neither Buyer, nor any of its Subsidiaries or Affiliates (including any of the Company Entities) may seek the rescission of the transactions contemplated hereby.

Notwithstanding the foregoing, nothing in this Article IX nor any other provision of this Agreement shall limit any claims for Fraud.

Article X.
TERMINATION.

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a violation or breach by Seller or the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer as set forth in Section 7.01 at the Closing and such violation or breach has not been waived by Buyer or cured, if of a character that is capable of being cured, by Seller within thirty (30) days after written notice thereof by the Buyer to Seller and the Company; provided that Buyer shall not be permitted to terminate this Agreement if Buyer is then in breach of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.02 (or contained in the Bakotic Asset Purchase Agreement and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth therein);

(c) by the Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller or the Company as set forth in Section 7.02 at the Closing and such violation or breach has not been waived by the Seller or cured, if of a character that is capable of being cured, by Buyer within thirty (30) days after written notice thereof by the Seller or the Company to Buyer; provided that Seller shall not be permitted to terminate this Agreement if Seller or the Company is then in material breach of any of its representations, warranties, covenants or other agreements contained herein and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth in Section 7.01 (or if the “Sellers” (as defined in the Bakotic Asset Purchase Agreement) are then in material breach of any of their representations, warranties, covenants or other agreements contained in the Bakotic Asset Purchase Agreement and such breach would result in the failure to satisfy one or more of the conditions to the Closing set forth therein);

(d) by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by 5:00 p.m. Pacific Standard time on the date that is two hundred ten (210) days after the date hereof; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 10.01(d) if such Party’s failure to fulfill any obligation under this Agreement or the Bakotic Asset Purchase Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or who is otherwise in material breach of any representation, warranty, covenant or other agreement contained herein;

(e) by either Buyer or Seller, if the Bakotic Asset Purchase Agreement is validly terminated in accordance with its terms;

(f) by either Buyer or Seller if (i) any Governmental Authority shall have issued a final, non-appealable judgement, decree or order, that would prevent the consummation of the Closing, declare unlawful the Closing or cause the Closing to be rescinded or (ii) a Law shall have been put in effect which would prevent or prohibit the Closing; provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, such judgement, decree or order or who is otherwise in material breach of any representation, warranty, covenant or other agreement contained herein; or

(g) by Seller, if (i) all the conditions set forth in Section 7.01 and have been satisfied (and continue to be satisfied) or waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing), (ii) Seller has provided notice to Buyer in writing that the Company and the Seller are ready, willing and able to consummate the Closing and (iii) Buyer does not consummate the transactions contemplated hereby by the date the Closing is required to occur pursuant to Section 2.03.

Section 10.02 Effect of Termination.

(a) In the event of the termination of this Agreement by either Buyer or Seller as provided in Section 10.01, the provisions of this Agreement will immediately become void and of no further force or effect (other than Section 6.02(a), Section 6.04, Section 6.05(a) (as it relates to indemnification obligations), Section 8.01, this Article X and Article XI, hereof which will survive the termination of this Agreement in accordance with their terms) and there will be no liability on the part of Buyer, on the one hand, and Seller or the Company, on the other hand, except for Fraud or knowing or willful breaches of this Agreement prior to the time of such termination.

(b) Nothing contained in this Agreement (including this Article X) shall prevent, limit, impede or otherwise impair the ability of a Party to seek, enforce, or otherwise pursue any remedy available to it pursuant to Section 8.01 (at any time prior to the termination of this Agreement pursuant to this Article X).

Article XI.
MISCELLANEOUS

Section 11.01 Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) directors, managers and officers of the Company Entities with respect to Section 6.07, (c) Releasees with respect to Section 8.02, (d) the Non-Party Affiliates with respect to Section 11.11 and (e) Seller’s Counsel with respect to Section 11.12, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 11.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void.

Section 11.03 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by e-mail transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Seller:

BPA Holding Corp.

c/o Consonance Capital Partners

545 Madison Ave 7th Floor

New York, New York 10022

Attention: Benjamin B. Edmands

Sean Breen

Email:

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: David Allinson

Edmond Parhami

Email:

If to Buyer Parent or Buyer:

c/o Fulgent Genetics, Inc.

4399 Santa Anita Avenue

El Monte, California 91731

Attention: James Xie

Paul Kim

Email:

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, California 92130

Attention: Scott M. Stanton, Esq.

Email:

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received (i) when delivered by hand or transmitted by e-mail (with acknowledgment received), (ii) three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 11.04 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.05 Exhibits and Schedules.

(a) All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.

(b) Any disclosure made by a Party in the Disclosure Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which the relevance of such disclosure is reasonably apparent from the face of such disclosure. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.06 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.07 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.08 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto) and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 11.09 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.

Section 11.10 Expenses. Unless otherwise provided herein, including as provided in Section 2.02 and Section 2.07, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.11 No Recourse Against Non-Party Affiliates. Other than pursuant to and to the extent provided in the Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and are those solely of) the Persons that are expressly identified as parties hereto in the preamble to this Agreement or, in the case of each other Transaction Document, the Persons that are expressly identified as parties thereto (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (in each case, except a Contracting Party) (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any of the other Transaction Documents, as applicable, or based on, in respect of, or by reason of this Agreement or any of the other Transaction Documents in the negotiation, execution, performance, or breach thereof; and, to the maximum extent permitted by Law, each Contracting Party hereby irrevocably and unconditionally waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by Law, other than pursuant to and to the extent provided in the Transaction Documents, (a) each Contracting Party hereby irrevocably and unconditionally waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party irrevocably and unconditionally disclaims any reliance upon any Non-Party Affiliates with respect to the performance of any of the Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to any of the Transaction Documents.

Section 11.12 Legal Representation.

(a) It is acknowledged by each of the Parties that the Company Entities and Seller have retained Latham & Watkins LLP (collectively, “Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including any of the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or any of its Affiliates (including any of the Company Entities), on the one hand, and Seller or any of its Affiliates, on the other hand, to the extent permissible by any applicable professional rules of conduct, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Entities, and even though Seller’s Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.

(b) Seller and Buyer and their respective Affiliates, including following the Closing with respect to the Company Entities, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, any of the Company Entities or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (i) as to all communications among Seller’s Counsel, the Company Entities, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Entities), and may be controlled by Seller or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or any of the Company Entities by reason of any attorney-client relationship between Seller’s Counsel and any of the Company Entities or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller.

Section 11.13 Governing Law. This Agreement and all claims or causes of action based upon, arising out of or relating to this Agreement and the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict or choice of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.14 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.03 shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.15 Counterparts. This Agreement may be executed in any number of original, PDF or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 11.16 Limited Guarantee. Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the obligations of Buyer pursuant to Section 2.02 (the “Guaranteed Obligations”), and Buyer Parent shall be liable for any breach by Buyer of any of the Guaranteed Obligations. This guarantee is of payment (not of collection) and performance. Neither the Company nor Seller shall be obligated to file any claim relating to the Guaranteed Obligations in the event Buyer becomes subject to bankruptcy, reorganization or similar proceedings, and the failure of the Company or Seller to so file shall not affect Buyer Parent’s obligations hereunder. In the event that any payment to Seller in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than in circumstances where Buyer Parent is not liable to make such payment), Buyer Parent shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been rescinded or returned. Buyer Parent hereby waives promptness, diligence, presentment, demand of performance, demand of payment, filing of any claim, any right to require any proceeding first against Buyer, protest notice of any kind and all demands whatsoever and all suretyship defenses generally in connection with the performance of its covenants, agreements and obligations set forth in this Section 11.16. Notwithstanding the foregoing, to the extent Buyer is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in this Agreement or pursuant to any other written agreement with Seller, Buyer Parent shall similarly relieved of its corresponding obligations under this Section 11.16. Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.16 are knowingly made in contemplation of such benefits.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT:

BAKO PATHOLOGY LP

By: Bako Pathology GP, LLC,

its General Partner

By: /s/ Benjamin B. Edmands

Name: Benjamin B. Edmands

Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

HOLDINGS:

BAKO PATHOLOGY HOLDINGS CORP.

By: /s/ Charles Edward Hull

Name: Charles Edward Hull

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

SELLER:

BPA HOLDING CORP.

By: /s/ Charles Edward Hull

Name: Charles Edward Hull

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

COMPANY:

DERMATOPATHOLOGY EXPERTS, LLC

By: /s/ Charles Edward Hull

Name: Charles Edward Hull

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

BUYER:

INFORM DIAGNOSTICS, INC.

By: /s/ Ming Hsieh

Name: Ming Hsieh

Title: President

BUYER PARENT:

FULGENT THERAPEUTICS, LLC

solely for purposes of Section 11.16 (and Article XI as it relates to Section 11.16)

By: /s/ Ming Hsieh

Name: Ming Hsieh

Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

SCHEDULE A

Accounting Principles

See attached.

[Signature Page to Purchase and Sale Agreement]

SCHEDULE B

Certain Employees

Exhibit A

Form of Assignment Agreement

See attached.

Exhibit B

Form of Escrow Agreement

See attached.

Exhibit C

Form of Tripoint Purchase Agreement

See attached.